Exhibit 10.4

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GAVILAN RESOURCES HOLDCO, LLC
a Delaware limited liability company

Dated as of March 1, 2017

THE MEMBERSHIP INTERESTS REFERENCED IN THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND THEIR OFFER AND SALE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE MEMBERSHIP INTERESTS WHICH ARE REFERENCED HEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IF THE OFFER OR SALE HAS BEEN REGISTERED AND/OR QUALIFIED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.  THERE IS CURRENTLY NO TRADING MARKET FOR THE MEMBERSHIP INTERESTS, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP.  THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY AND VOTING RIGHTS OF THE MEMBERSHIP INTERESTS SET FORTH HEREIN.  NO SALE, TRANSFER OR OTHER DISPOSITION BY A MEMBER OF ITS MEMBERSHIP INTERESTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE TERMS SET FORTH HEREIN.  THEREFORE, MEMBERS MAY NOT BE ABLE TO READILY LIQUIDATE THEIR INVESTMENTS.

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6.5	Quorum and Voting	38
6.6	Resignation; Removal and Vacancies	39
6.7	Discharge of Duties; Reliance on Reports	39
6.8	Officers	39
6.9	Term of Officers	40
6.10	Compensation and Reimbursement	40
6.11	Management Services	40
6.12	Member Meetings	41
6.13	VCOC Management Rights	41
6.14	Affiliate Transactions.	41

ARTICLE VII INDEMNIFICATION		42
7.1	Right to Indemnification	42
7.2	Indemnification of Officers, Employees (if any) and Agents	42
7.3	Advance Payment	43
7.4	Appearance as a Witness	43
7.5	Nonexclusivity of Rights	43
7.6	Insurance	43
7.7	Member Notification	43
7.8	Savings Clause	43
7.9	Scope of Indemnity	44
7.10	Other Indemnities	44
7.11	Certain Limitations	44

ARTICLE VIII TAXES		44
8.1	Tax Returns	44
8.2	Tax Elections	45
8.3	Tax Matters Member	45
8.4	PTP Qualifying Income	46
8.5	Code Section 83 Safe Harbor Election	46

ARTICLE IX BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		47
9.1	Maintenance of Books	47
9.2	Rights of Members.	47
9.3	Reports	48

ARTICLE X DISSOLUTION, LIQUIDATION, AND TERMINATION		48
10.1	Dissolution	48
10.2	Liquidation and Termination	49
10.3	Provision for Contingent Claims	50
10.4	Deficit Capital Accounts	50
10.5	Deemed Contribution and Distribution	50

ARTICLE XI AMENDMENT OF THE AGREEMENT; OTHER TRANSACTIONS		50
11.1	Amendments to be Adopted by the Company	50
11.2	Amendment Procedures	51

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11.3	Decisions Requiring Additional Consents	51

ARTICLE XII MEMBERSHIP INTERESTS		52
12.1	Certificates	52
12.2	Registered Holders	52
12.3	Security	52

ARTICLE XIII GENERAL PROVISIONS		52
13.1	Offset	52
13.2	Entire Agreement	52
13.3	Waivers	53
13.4	Binding Effect	53
13.5	Governing Law; Severability	53
13.6	Further Assurances	53
13.7	Exercise of Certain Rights	53
13.8	Notice to Members of Provisions of this Agreement	53
13.9	Counterparts	54
13.10	Books and Records	54
13.11	Information	54
13.12	Liability to Third Parties	56
13.13	No Third Party Beneficiaries	56
13.14	Notices	56
13.15	Disputes	57
13.16	Expenses	58
13.17	No Recourse	58
13.18	Adjustments for Unit Splits	59

Attachments

Exhibit A	Ownership Information
Exhibit B	Initial Capital Contributions
Schedule 6.2	Initial Board of Managers
Schedule 6.8	Initial Officers
Annex A	Form of VCOC Management Rights Letter

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GAVILAN RESOURCES HOLDCO, LLC

a Delaware limited liability company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Gavilan Resources HoldCo, LLC (the “Company”), dated as of March 1, 2017 (the “Effective Date”), is (a) adopted by the Members (as defined below) and (b) executed and agreed to, for good and valuable consideration, by the Members.

RECITALS:

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware on January 9, 2017 (the “Formation Date”), and was governed by an initial limited liability company agreement by and between Blackstone and the Company (the “Original Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement and in order to provide for certain services to the Company, the Company and Sanchez (as defined herein) have entered into the Management Services Agreement (as defined herein), pursuant to which Sanchez will agree, among other things, to provide certain services, or cause such services to be provided, to the Company; and

WHEREAS, for the foregoing purposes the Parties wish to amend and restate the Original Agreement in its entirety to, among other things, (a) admit Sanchez as a Member, (b) issue to Sanchez the Class A Units (as defined herein) which will be entitled to the rights set forth herein, (c) provide for the management of the Company and (d) set forth their respective rights and obligations.

NOW,  THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1      Specific Definitions.  As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.

“Adjusted Capital Account” means the Capital Account, with respect to each Member, maintained for such Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and (i)(5), and (b) decreased by the items described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.2(d).

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one (1) or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person in question.

“Aggregate Capital Contributions Amount” means, with respect to a Member as of a given time of determination, the aggregate amount of Capital Contributions made to the Company by such Member from the Effective Date through such time of determination.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1.

“Agreed Duties” has the meaning set forth in Section 2.7(a).

“Agreed Value” of any Contributed Property means the Fair Market Value of such property at the time of contribution as determined by Majority Consent.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company (including any schedules, exhibits and annexes hereto), as amended, supplemented or otherwise modified from time to time.

“AMI Properties” means any rights, title or interests to any oil and gas properties covering lands within the AMI (as defined in the Joint Development Agreement).

“Assignee” means any Person that acquires an interest in any Membership Interest but has not been admitted as a Member in accordance with the terms of this Agreement.

“Available Cash” means, as of the end of each quarter ended March 31, June 30, September 30 and December 31 immediately preceding the date of distribution or any other date of distribution as the Board may determine, the following, without duplication:

(a)      all revenues and other cash or cash equivalent amounts collected or received by the Company and its Subsidiaries from any and all sources during such quarter, plus cash and cash equivalents of the Company and its Subsidiaries on hand (other than Capital Contributions and the proceeds of indebtedness for borrowed money), less

(b)      the bona fide costs and expenses paid by the Company and its Subsidiaries to other Persons during such quarter and amounts reserved for payment of costs, including capital costs and administrative and operating costs and expenses production taxes and other applicable taxes and similar amounts, debt service, or other reasonable reserves in each case determined in good faith by the Board.

“BBA” means Subchapter C of Chapter 63 of the Code (Sections 6221 through 6241 of the Code), as enacted by the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, as amended from time to time, and the Treasury Regulations thereunder (whether proposed, temporary or final), including any subsequent amendments, successor provisions or other guidance thereunder, and any equivalent provisions for state or local tax purposes.

“BBA Effective Period” means any taxable year commencing after 2017, taking into account any extensions of the effective date set forth in Bipartisan Budget Act Section 1101(g)(1), as applicable, or in any other BBA guidance.

“Blackstone” means Gavilan Resources Holdings, LLC.

“Blackstone Funds” shall have the meaning set forth in the Joint Development Agreement.

“Board” has the meaning set forth in Section 6.1(a).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in New York, New York or Houston, Texas.

“Capital Account” means the capital account maintained for each Member pursuant to Section 4.2.

“Capital Contribution” means any cash, cash equivalents or the Agreed Value of Contributed Property that a Member contributes to the Company in respect of Common Units.

“Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero (0)) by all Depreciation and depletion (including Simulated Depletion), deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  In the case of oil and gas property (as defined in section 614 of the Code), adjusted basis shall be determined pursuant to Treasury Regulation section 1.613A-3(e).  Notwithstanding the foregoing, the Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.2(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board.

“Certificate” has the meaning set forth in Section 2.1.

“Chairman” has the meaning set forth in Section 6.2(a)(iii).

“Change in Control” means, with respect to the Company, any events, transactions or other circumstances (or any series of the foregoing) resulting in the Blackstone Funds no longer owning (directly or indirectly, individually or collectively) Common Units or other Equity Interests in the Company that entitle the holders thereof to, in the absence of contingencies, vote for the election of Managers (or Persons with management authority performing similar functions) (i) representing over 50% of the voting interests in the Company or (ii) entitling the Blackstone Funds to elect at least a majority of Managers (or Persons with management authority performing similar functions).

“Class A Units” has the meaning set forth in Section 3.1(a).

“Class A Units Member” means Sanchez and any other Members holding a Class A Unit, including upon any Transfer of Class A Units permitted by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Units” has the meaning set forth in Section 3.1(a).

“Common Units Member” means all Members holding a Common Unit, including upon any Transfer of any Common Units permitted by this Agreement.  If at any time any other new Common Units Member is admitted to the Company so that more than one (1) Member holds a Common Unit, then the term “Common Units Member” is intended to include and shall be deemed to include all such Members holding Common Units whether or not references to the term “Common Units Member” herein are singular or plural, unless otherwise stated otherwise herein.

“Company” has the meaning set forth in the Preamble.

“Company Business” means the business related to (a) the acquisition, ownership, operation and finance, of oil, gas or mineral fee interests and royalty interests and other related rights, assets and interests, the sale or other disposition of such interests, and any other activities related or incidental thereto or in anticipation thereof, (b) the acquisition, ownership, operation, finance, maintenance, exploration, production and development of oil, gas or mineral leases and other related rights, assets and interests, the production and sale of oil, gas and other hydrocarbons produced from such interests, the sale or other disposition of such interests, (c) any midstream business or activities or oil or gas marketing activities or any other energy related activities (including activities related to the provision or disposal of water), and any other activities related or incidental thereto or in anticipation thereof, and (d) any additional activities as mutually agreed by the Members.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation section 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 13.11(a).

“Consent” means the affirmative consent of the indicated party (including the Board or any committee thereof) to the action requested, whether by an affirmative vote of the required number of Managers at a duly called and convened meeting of the Board where a quorum is present or the execution of a written consent by the required number of Managers, in either case in accordance with the terms hereof and any applicable requirements of the Act.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.2(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

“Core Acquisition” means an acquisition in the Core Area.

“Core Area” has the meaning set forth in the Joint Development Agreement.

“Curative Allocation” means any allocation of an item of income, gain, deduction or loss pursuant to the provisions of Section 5.1(c)(xi).

“Depreciation” means, for any Fiscal Year or other period, except as provided in Treasury Regulation section 1.704-3(d)(2), an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that, if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; except that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero (0), Depreciation will be determined with reference to such beginning Carrying Value using any reasonable method selected by the Tax Matters Member.

“Dissolution Event” has the meaning set forth in Section 10.1.

“Drag-Along Transaction” has the meaning set forth in Section 3.7(a).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, equity interests or other partnership/limited liability company interests, and any commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“Estimated Tax Payment Date” has the meaning set forth in Section 5.3(b)(i).

“Estimated Tax Period” has the meaning set forth in Section 5.3(b)(i).

“Excluded AMI Transactions” has the meaning set forth in the Joint Development Agreement.

“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero (0), that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Fiscal Year” means the fiscal year of the Company, and its taxable year for federal income tax purposes, each of which shall be the calendar year unless otherwise established by the Board; provided, that, for purposes of making allocations under Article V hereof, Fiscal Year shall also include or mean any other period in which it becomes necessary to allocate items of income, gain, loss or deduction for tax purposes.

“Formation Date” has the meaning set forth in the Recitals.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of the Company and its consolidated Subsidiaries, are applied for all periods after the date hereof in a consistent manner.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Company or with respect to the Company and its consolidated Subsidiaries shall be prepared in accordance with such change.

“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.

“IDCs” has the meaning set forth in Section 5.1(c)(ix).

“Indemnitee” has the meaning set forth in Section 7.1.

“Independent Expert” means a Person appointed by the Board in good faith who is independent of the Company and its Affiliates who is in the business of rendering opinions regarding the value of oil and gas properties based upon the evaluation of all pertinent economic, financial, geologic and engineering information available to the Company or its Affiliates.

“Interim Investors Agreement” means that certain Interim Investors Agreement, dated as of January 12, 2017 among Sanchez Energy Corporation, SN EF Maverick, LLC, SN EF UnSub, LP, the Company, Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P.

“Internal Rate of Return” means the interest rate at which the holder’s cash flow in respect of a Common Unit, both positive and negative (that is, the Aggregate Capital Contributions Amount made by the holder and his predecessors in interest in respect of such Common Unit and the aggregate amount of distributions made with respect to such Common Unit) must be discounted on an annual basis (to account for the time value of money concept) so that the aggregate of such discounted amount equals zero (0).

 “JDA Default” has the meaning set forth in the definition of “Default” in the Joint Development Agreement.

“JDA Default Notice” has the meaning set forth in the definition of “Default Notice” in the Joint Development Agreement.

“Joinder” has the meaning set forth in Section 3.4(c).

“Joint Development Agreement” means that certain Joint Development Agreement dated as of March 1, 2017 by and among SN EF Maverick, LLC, SN EF UnSub, LP, Gavilan Resources, LLC, and for the limited purposes set forth therein, Sanchez Energy Corporation, in effect as of the Effective Date.

“Laws” means all federal, state and local statutes, laws (including common law), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, subpoenas, awards and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Letter Agreement” has the meaning set forth in Section Error! Reference source not found..

“Liabilities” means, as to any Person, all liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien (other than a lien for taxes that are not yet due and payable), mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business.  “Lien” also means any filed financing statement, any registration of a pledge (such as with a lender of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Liquidator” has the meaning set forth in Section 10.2.

“Majority Consent” means the affirmative vote at any duly called and convened meeting of the Board of more than fifty percent (50%) of all Managers then constituting the entire Board.

“Management Services Agreement” means the Management Services Agreement, dated as of the date hereof, by and between the Company and Sanchez, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

“Manager” has the meaning set forth in Section 6.1(a).

“Manager Alternate” has the meaning set forth in Section 6.2(a)(ii).

“Member” means any Person executing this Agreement as of the date of this Agreement as a Member or any Person hereafter admitted to the Company as a new Member as provided in this Agreement, but does not include any Assignee or any Person who has ceased to be a Member in the Company.

“Member Affiliate” has the meaning set forth in Section 13.17.

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse liability” in Treasury Regulation section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation section 1.704-2(i), are attributable to Member Nonrecourse Debt.

“Membership Interest” means the limited liability company interest of a Member in the Company.

“Non-Core Acquisition” means an Acquisition (as defined in the Joint Development Agreement) in the Non-Core Area.

“Non-Core Area” has the meaning set forth in the Joint Development Agreement.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (described in section 705(a)(2)(b) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).

“Notice” has the meaning set forth in Section 8.5(b).

“Observer” has the meaning set forth in Section 6.2(c).

“Officers” has the meaning set forth in Section 6.8(a).

“Original Agreement” has the meaning set forth in the recitals.

“Other Indemnification Agreement” means one (1) or more certificate or articles of incorporation, by-laws, limited liability company operating agreement, limited partnership agreement and any other organizational document, and insurance policies maintained by any Member or Manager or Affiliate thereof providing for, among other things, indemnification of and advancement of expenses for any Indemnitee for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Parties” means the Members and the Company.

“Percentage Interest” means, as of any date with respect to any Member other than a Class A Units Member (in its capacity as such), a percentage equal to the aggregate number of Common Units owned by such Member as of such date divided by the aggregate number of all Common Units issued and outstanding as of such date. No Class A Units Member (in its capacity as such) shall be entitled to a Percentage Interest.

“Permitted Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one (1) or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.  For the Common Units Member, Permitted Affiliate shall include any entity affiliated with or managed by the Blackstone Funds.

“Permitted Holders” has the meaning set forth in the Joint Development Agreement.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Pro Rata Share” means, with respect to each Membership Interest as of any date of determination, the proportionate amount such Membership Interest would receive if an amount equal to the Total Equity Value were distributed to all Membership Interests in accordance with the provisions of Section 5.3.

“Proceeding” has the meaning set forth in Section 7.1.

“Proposed Sale” has the meaning set forth in Section 3.6(a).

“Proposed Transferee” has the meaning set forth in Section 3.6(a)(i).

“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of January 12, 2017, among Anadarko E&P Onshore LLC, Kerr-McGee Oil & Gas Onshore LP, Sanchez Energy Corporation, SN EF Maverick, LLC and SN EF UnSub, LP, in effect as of the Effective Date.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 5.1(c)(i),  Section 5.1(c)(ii),  Section 5.1(c)(iii),  Section 5.1(c)(iv),  Section 5.1(c)(v),  Section 5.1(c)(vi),  Section 5.1(c)(vii) and Section 5.1(c)(viii).

“Safe Harbor” has the meaning set forth in Section 8.5(b).

“Safe Harbor Election” has the meaning set forth in Section 8.5(b).

“Sanchez” means SN Comanche Manager, LLC.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, lien, mortgage, deed of trust, encumbrance, hypothecation, pledge, purchase option or other similar adverse claim or obligation, whether created by operation of Law or otherwise, created by any Person in any of its property or rights.

“Simulated Basis” means, with respect to each oil and gas property, the Carrying Value of such property.  For purposes of such computation, the Simulated Basis of each oil and gas property shall be allocated to each Member in accordance with such Member’s relative Percentage Interest as of the time such oil and gas property is acquired by the Company, and shall be reallocated among the Members in accordance with the Members’ relative Percentage Interest as determined immediately following the occurrence of an event giving rise to any adjustment to the Carrying Values of the Company’s oil and gas properties pursuant to the terms of this Agreement.

“Simulated Depletion” means a depletion allowance computed for each oil and gas property (as defined in section 614 of the Code) using the cost depletion method, subject, however, to the requirements set forth in Treasury Regulation section 1.704-1(b)(2)(iv)(k).  For the purposes of computing Simulated Depletion with respect to any oil and gas property (as defined in section 614 of the Code), the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.  If the Carrying Value of an oil and gas property is adjusted pursuant to Section 4.2(d) during a taxable period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Carrying Value.

“Simulated Gain” or “Simulated Loss” means the simulated gain or loss, as applicable, computed with respect to a sale or other disposition of an oil and gas property pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(k).

“Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, any other Person that (a) is Controlled (directly or indirectly) by such Person and (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is more than fifty percent (50%) owned (directly or indirectly) by the relevant Person.

“Tag-Along Member” has the meaning set forth in Section 3.6(a).

“Tag-Along Notice” has the meaning set forth in Section 3.6(a).

“Tag-Along Offer” has the meaning set forth in Section 3.6(b).

“Tag-Along Sale” has the meaning set forth in Section 3.6(g).

“Tag-Along Sale Percentage” has the meaning set forth in Section 3.6(a)(i).

“Tax Advances” has the meaning set forth in Section 5.4.

“Tax Matters Member” has the meaning set forth in Section 8.3(a).

“Tax Rate” has the meaning set forth in Section 5.3(b)(i).

“Third Party” means any Person other than the Members’ respective Permitted Affiliates, and the Company and its Subsidiaries.

“Total Equity Value” means, at any time or with respect to any transaction or potential transaction, the aggregate proceeds which would be received by the holders of Membership Interests if: (a) all of the assets of the Company were sold at their Fair Market Value to an unrelated third-party on arm’s-length terms (including price), with neither the seller nor the buyer being under compulsion to buy or sell such assets and (b) the Company satisfied and paid in full all of its obligations and liabilities (limited in the case of a nonrecourse liability to the value of any asset securing such liability), including all taxes, costs and expenses incurred and imposed on the Company (as opposed to its direct or indirect owners) in connection with such transaction and any amounts agreed by the Board to be reserved by the Company after the actions in clause (a) and this clause (b) with respect to any contingent or other liabilities.

“Transfer” or “Transferred” means, with respect to a Membership Interest, (a) a direct or indirect voluntary or involuntary, sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation, including any pledge or grant of a security interest (in each case, with or without consideration and whether by operation of Law or otherwise, including by merger or consolidation) of any rights, interests or obligations with respect to all or any portion of such Membership Interest, or (b) a grant or sufferance of a Security Interest on all or any portion of such Membership Interest.

“Transferee” means a Person who receives all or part of a Member’s Membership Interest through a Transfer.

“Transferring Member” has the meaning set forth in Section 3.4(a).

“Treasury Regulation” means the Income Tax Regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor regulations).

“Unanimous Consent” means the affirmative vote of all of the Managers constituting the entire Board at a duly called and convened meeting of the Board or the affirmative written consent in lieu of a meeting executed by all of the Managers.

“Units” has the meaning set forth in Section 13.18.

“Unpaid Indemnity Amounts” means any amount that the Company fails to indemnify or advance to an Indemnitee as required by Article VII of this Agreement.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under Section 4.2(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.2(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.2(d) as of such date) over (b) the Fair Market Value of such property as of such date (as determined under Section 4.2(d)).

“Vested Class A Units” means any issued Class A Units that have vested as of the date of determination pursuant to this Agreement.

“Warrant Holders” has the meaning set forth in Section Error! Reference source not found..

“Withheld Amounts” has the meaning set forth in Section 5.3(b)(iii).

1.2      Other Terms.  Other capitalized terms may be defined elsewhere in the text of this Agreement and shall have the meaning so given.

1.3      Construction.  Unless the context otherwise requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, the singular shall include the plural, and the plural shall include the singular.  All references to Articles and Sections refer to articles and sections of this Agreement, and, unless otherwise indicated, all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is incorporated herein for all purposes.  Article and section titles or headings are for convenience only, and neither limit nor amplify the provisions of the Agreement itself; and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument.  Unless the context of this Agreement clearly requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or Article in which such words appear.

Article II

ORGANIZATION

2.1      Formation.  The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (as such Certificate of Formation may be amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act on the Formation Date.  This Agreement is adopted and agreed to by the Members to set forth their agreement with respect to the Company’s business and the rights, duties and obligations of the Members.

2.2      Name.  The name of the Company is “Gavilan Resources HoldCo, LLC,” and all Company Business shall be conducted in that name or such other names that comply with Law as the Board may select from time to time.

2.3      Principal U.S. Office; Registered Office and Registered Agent; Other Offices.  The principal office of the Company in the United States shall be at 200 Bellevue Parkway, Suite 210, Wilmington, New Castle County, Delaware 19809, or at such other place as the Board may designate from time to time, which need not be in the State of Delaware.  The Company may have such other offices as the Board may designate from time to time.

2.4      Purpose.  The sole purpose of the Company is (a) to engage in the Company Business and (b) to engage in all lawful activities and to enter into, exercise the rights and enjoy the benefits under, and discharge the obligations of the Company pursuant to, all contracts, agreements, and other instruments which the Board determines to be necessary or suitable for or incidental to the accomplishment and conduct of the purposes in the foregoing clause (a).  The Company shall not engage in any activity or conduct inconsistent with the Company Business.

2.5      Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company, and, if necessary, to make such filings and take such actions as may be required to keep the Company in good standing in that jurisdiction, it being understood that the Board shall cause the Company to be registered as a foreign limited liability company in the State of Texas.  Each Member agrees to execute, acknowledge and deliver such certificates and other instruments, if any, that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6      Term.  Subject to earlier termination pursuant to other provisions of this Agreement (including those contained in Article X), the term of the Company shall be perpetual.

2.7      Fiduciary Duties.  Subject in all respects to Section 7.11:

(a)      Each Member and Manager shall, to the fullest extent required by Delaware law, owe to the Company and its Members the duties of good faith and fair dealing, and in the case of each Manager, the duty not to exceed in such capacity the bounds of the authority granted to any Manager by this Agreement and Delaware law (all such duties collectively, the “Agreed Duties”).

(b)      To the fullest extent permitted by Law,

(i)      except for the Agreed Duties and as expressly provided in this Agreement, none of the Managers shall owe any fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than the Member designating such Manager), Assignee or the other Managers, except as required by any provisions of applicable Law that cannot be waived, and

(ii)      to the extent that, at law or in equity, a Manager owes any duties (including fiduciary duties) to the Company, any other Member or any Assignee pursuant to applicable Law, any such duty other than the Agreed Duties is hereby eliminated to the fullest extent permitted pursuant to applicable Law.

(c)      Subject to the foregoing clauses (a) and (b), the Company and the Members acknowledge and agree that each Manager may decide or determine any matter subject to the Board’s approval hereunder in the sole and absolute discretion of such Manager, it being the intent of all Members that such Manager have the right to make such decision or determination solely on the basis of the interests such Manager desires to consider, including such Manager’s own interests, the interests of the Member(s) that designated such Member and the interests of such Member’s Affiliates.

(d)      The Company and the Members agree that any claims against, actions, rights to sue, other remedies or recourse to or against any Manager (except for such claims, actions, rights to sue, remedies or recourse that may be initiated or brought solely by the Member that appointed such Manager) grounded in or alleging any breach of any fiduciary or similar duty, other than an Agreed Duty, are expressly released and waived by the Company and each Member (and each Assignee), to the fullest extent permitted by Law, as a condition to and as part of the consideration for the execution of this Agreement and the undertaking to incur the obligations provided for in this Agreement.

(e)      To the extent that, at law or in equity, a Member owes any duties (including fiduciary duties) to the Company, any other Member or any Assignee pursuant to applicable Law, any such duty, other than the Agreed Duties, is hereby eliminated to the fullest extent permitted pursuant to applicable Law, it being the intent of the Members that to the extent permitted by Law and except to the extent set forth in this Section 2.7 or expressly specified elsewhere in this Agreement or the Management Services Agreement, no Member or Manager shall owe any duties of any nature whatsoever to the Company, the other Members or any Assignee, other than the Agreed Duties, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) subject to the Agreed Duties.  Each Member further acknowledges and agrees that it would not have become a Member in the Company if this arrangement were not acceptable to it.

(f)      Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties or obligations, otherwise subject the Members to joint and several liability or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Article III

MEMBERSHIP INTERESTS AND TRANSFERS

3.1       Classes and Series of Membership Interests; Members.

(a)      Classes.  The Company is hereby authorized to issue two (2) classes of Membership Interests of the Company, with such classes referred to herein as the “Common Units” and the “Class A Units.”  Common Units and Class A Units may be issued in whole or fractional interests.  A total of 1,200,000 Common Units are hereby authorized for issuance, and a total of 100 Class A Units are hereby authorized for issuance.  The holders of Class A Units and Common Units shall have the respective rights, preferences, privileges, restrictions and obligations set forth in this Agreement and, to the extent applicable, the Act.

(b)      Members.  At the Effective Date, and upon the execution and delivery by the Members of this Agreement, the Company issued:

(i)      800,000 Common Units to Blackstone, and Blackstone was admitted to the Company as a Common Units Member; and

(ii)      100 Class A Units to Sanchez, and Sanchez was admitted to the Company as Class A Units Member.

Additional Persons may be admitted to the Company as new Members only as provided in this Agreement.

(c)      Amendments to Exhibit A.  The Class A Units and the Common Units and respective Membership Interests held by each Member and the Percentage Interests of each Member are set forth on Exhibit A hereto.  Exhibit A shall be amended from time to time to reflect changes and adjustments resulting from (i) the admission of any new Member, (ii) any Transfer in accordance with this Agreement, and/or (iii) any Capital Contributions made, changes to Membership Interests or additional Membership Interests issued, in each case as permitted by this Agreement (provided, that a failure to reflect such change or adjustment on Exhibit A shall not prevent any otherwise valid change or adjustment from being effective); provided, that the Board shall provide each Member with a copy of any amendment to Exhibit A within thirty (30) Business Days after adoption thereof.

3.2      Number of Members.  The number of Members of the Company shall never be less than one (1).

3.3      Representations, Warranties and Covenants.

(a)      Member Representations and Warranties.  Each Member hereby represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company that:

(i)      To the extent it is not a natural person, it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction);

(ii)      To the extent it is not a natural person, it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken;

(iii)     It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity);

(iv)     Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (i) such Member’s charter or other governing documents to the extent it is not a natural person or (ii) any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and

(v)      It (i) has been furnished with such information about the Company and the Membership Interest as that Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Membership Interest herein, (iii) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) solely in respect of the Common Units Member, is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and (vi) understands and agrees that its Membership Interest shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws.

(b)      Company Representations, Warranties and Covenants.  The Company hereby represents, warrants and covenants to each Member as of the date of such Member’s admittance to the Company that:

(i)      The Class A Units have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued and will be free and clear of all Encumbrances (as defined in the Purchase Agreement), other than Encumbrances created by the Class A Units Member and restrictions on transfer imposed by this Agreement, the Securities Act, and applicable state securities Laws.

(ii)      Assuming the accuracy of the Class A Units Member’s representations and warranties set forth in this Agreement, the Company has complied in all material respects with all applicable federal and state securities Laws in connection with the issuance of the Class A Units.  Neither the Company nor any Person acting on its behalf has taken or will take any other action (including any offer, issuance or sale of any security of the Company under any circumstances which might require the integration of such security with the Class A Units under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder), in either case so as to subject the issuance of the Class A Units to the registration provisions of the Securities Act.  Neither the Company nor any Person acting on its behalf has offered the Membership Interests to any Person by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

(iii)     The Company has had no operations or business, incurred no debt or liability, and has no assets, other than, in each case, in connection with the transactions contemplated by the Purchase Agreement and the Interim Investors Agreement and related matters.

(c)      AMI Acquisitions.  The Company hereby covenants that any Acquisition (as defined in the Joint Development Agreement) of AMI Properties shall be subject to the following:

(i)      In the event that the Company, Blackstone or any Affiliate of Blackstone elects to make any Core Acquisitions, such Core Acquisitions shall be acquired directly or indirectly by the Company with the consent of the Class A Units Member, or by an Affiliate of the Company with a capital structure similar and limited liability company agreement substantially similar to those of the Company, and in which only Sanchez and/or one or more of its designated Affiliates that are reasonably acceptable to the Company holds a profits interest with rights identical to the Class A Units, and distributions with respect to such  Core Acquisition, including in connection with any exit event, shall be applied in the same order of priority as set forth in Section 5.3(a); provided, that the Class A Units (or such other profits interests) shall be entitled to only 50% of the distributions that such Class A Units (or such other profits interests) would be entitled to under Section 5.3(a) at each distribution tier with respect to the portion of any Core Acquisitions that result in the Company and its Affiliates owning, in the aggregate, greater than a 35% working interest in the Leases (as defined in the Purchase Agreement).

(ii)      In the event that the Company, Blackstone or any Affiliate of Blackstone elects to make any Non-Core Acquisitions in which Sanchez or any of its Affiliates elects to participate, such Non-Core Acquisitions shall be acquired directly or indirectly by the Company with the consent of the Class A Units Member, or by an Affiliate of the Company; provided that such Affiliate adopts a limited liability company agreement substantially similar to that of the Company, and in which Sanchez and/or one or more of its designated Affiliates that are reasonably acceptable to such Affiliate will hold a profits interest with rights identical to the Class A Units, and distributions with respect to such Core Acquisition, including in connection with any exit event, shall be applied in the same order of priority as set forth in Section 5.3(a). Notwithstanding the foregoing, Sanchez or such designated Affiliate will be entitled to (A) 50% of the distributions that such Class A Units (or such other profits interests) would be entitled to under Section 5.3(a) at each distribution tier with respect to any Non-Core Acquisition that is originally proprietary to the Company or any of its Affiliates and not operated by Sanchez or any of its Affiliates, and (B) 100% of the distributions that such Class A Units (or such other profits interests) would be entitled to under Section 5.3(a) at each distribution tier with respect to any other Non-Core Acquisition made by Blackstone or any of its Controlled Affiliates.

(iii)      Sanchez shall cause its Affiliates and all Permitted Holders that are members or shareholders in Sanchez, or such other designated Affiliate referred to above, if applicable, or otherwise hold, directly or indirectly, incentive equity units directly linked to the Class A Units or such other profits interests, if applicable (and Affiliates of such Permitted Holders that are Controlled by such Permitted Holders), to comply with the provisions of Section 5.2 of the Joint Development Agreement in the same manner as required by SN EF Maverick, LLC and SN EF UnSub, LP thereunder.  Notwithstanding anything to the contrary in this Agreement, the obligations set forth in this Section 3.3(c) with respect to Blackstone and its Affiliates shall not apply to Excluded AMI Transactions.

(iv)      Any Acquisitions made by Sanchez or any of its Affiliates, on the one hand, or the Company, Blackstone or any of their Affiliates, on the other hand, on or after the execution of the Purchase Agreement and prior to the Effective Date, shall be subject to the provisions of this Section 3.3(c) as if such Acquisition had occurred on or after the Effective Date.

(d)      Available Cash. The Company hereby covenants that it will not maintain excessive levels of Available Cash as determined in the reasonable business judgment of the Board.

3.4       Restrictions on the Transfer of Interests.

(a)      Permitted Transfers.  Any Member may Transfer all or part of such Member’s Membership Interests (a “Transferring Member”) only in accordance with applicable Law and the provisions of this Agreement, including this Article III to a Person.  A Common Units Member may transfer its Common Units without the prior written consent of any other Member, but subject to compliance with the other provisions of this Section 3.4.  Except for Transfers pursuant to Section 3.6 or Section 3.7, no Class A Units Member may Transfer, directly or indirectly, any Class A Units without the consent of the Common Units Member, which consent may be given or withheld in the sole discretion of the Common Units Member.    Any purported Transfer in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer on its books and records.  Any Member who Transfers any Membership Interests except in compliance herewith shall be liable to, and shall indemnify and hold harmless, the Company and the other Members for all costs, expenses, damages and other liabilities resulting therefrom.  For the avoidance of doubt, all Transfers to Permitted Affiliates shall comply with Sections 3.4(b) through 3.4(e).

(b)      Securities Laws.  Notwithstanding anything in this Agreement to the contrary, no Membership Interest shall be Transferred except pursuant to an effective registration statement under the securities Laws or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws.

(c)      Documentation; Validity of Permitted Transfer.  Any Transfer of a Membership Interest that complies with Section 3.4(a) and Section 3.4(b) shall be effective to assign the right to become a Member, and, without the need for any action or consent of any other Person, a Transferee of such Membership Interest shall automatically be admitted as a Member once the Company has received a customary joinder agreement in a form reasonably acceptable to the Board which has been executed by such Transferee (a “Joinder”), pursuant to which such Transferee shall (i) become a party to this Agreement as a Member and shall have the rights and obligations of a Member hereunder, (ii) expressly assume all liabilities and obligations of the Transferring Member (or its applicable Affiliates) to the Company or the other Members and (iii) if the Transferee is to be admitted to the Company as a new Member, acknowledge the representations and warranties in Section 3.3(a) are true and correct with respect to such Transferee as of the date of the Joinder.  Each Transfer is effective against the Company as of the first (1st) Business Day following delivery of the Joinder to the Company.

(d)      Expenses.  Any costs incurred by the Company in connection with any Transfer by a Member of all or a part of its Membership Interests shall be borne by such Transferring Member.  Any transfer or similar taxes arising as a result of the Transfer of a Member’s Membership Interest shall be paid by the Transferring Member.

(e)      Distributions.  Any distribution or payment made by the Company to the Transferring Member prior to such time as the Transferee was admitted as a Member pursuant to the provisions of this Agreement with respect to the Transferred Membership Interests shall constitute a release of the Company, the Managers authorizing such distribution and the Members of all liability to such Assignee or new Member who may be interested in such distribution or payment by reason of such Transfer.

(f)      Certain Indirect Transfers.  Except for Transfers to Permitted Affiliates thereof, no Member shall indirectly Transfer any Membership Interests to the extent such Member is not permitted to sell Membership Interests directly pursuant to the terms hereof and any indirect sale shall be structured and consummated in such a manner that each other Member is given the same rights and protections as it would have had if such Transfer were structured as a direct sale of Membership Interests pursuant to the terms hereof.

3.5      Bankruptcy-Related Events.  Without the prior written consent of the Common Units Member, no Member (except in Sanchez’s capacity as Manager under the Management Services Agreement, and then only to the extent permitted by Section 2.4 of the Management Services Agreement) shall take any action to directly encumber the assets of the Company, or subject such assets to a right of foreclosure in favor of any Person.  To the extent that prior to the date hereof any Member has entered into any contract, agreement or understanding with the effect of directly encumbering such assets, or subjecting such assets to a right of foreclosure in favor of any Person, such Member shall take all actions necessary to release such assets from such contract, agreement or understanding as promptly as practicable.

3.6       Tag-Along Rights.

(a)      If at any time following the Effective Date, the Common Units Member proposes to Transfer in a transaction or series of related transactions greater than sixty percent (60%) of the outstanding Common Units to a Third Party purchaser (a “Proposed Sale”), then the Common Units Member (the “Tag-Along Member”) shall furnish to the Class A Unit Members a written notice of such Proposed Sale (the “Tag-Along Notice”) and provide them the opportunity to participate in such Proposed Sale on the terms described in this Section 3.6.  The Tag-Along Notice will include:

(i)      the material terms and conditions of the Proposed Sale, including (A) the number of Common Units proposed to be so Transferred, (B) the name of the proposed Transferee (the “Proposed Transferee”), (C) the proposed amount and form of consideration (including the consideration payable to each Common Units Member and Class A Member assuming each Common Units Member and Class A Units Member included the maximum percentage of Membership Interests it would be entitled to sell in such Proposed Sale, such amounts calculated based on a hypothetical application of Section 5.3) and all other material terms of the Proposed Sale, (D) the proposed Transfer date, if known, which date shall not be less than thirty (30) Business Days after delivery of such Tag-Along Notice and (E) the fraction, expressed as a percentage, determined by dividing (I) the number of Common Units to be Transferred by the Tag-Along Member, by (II) the total number of Common Units held by the Tag-Along Member (the “Tag-Along Sale Percentage”); and

(ii)      an invitation to each Class A Units Member to include a percentage of its Class A Units in the Proposed Sale up to a number equal to (A) the Tag-Along Sale Percentage multiplied by (B) the total Class A Units held by such Member.  The Tag-Along Member will deliver or cause to be delivered to the other Members copies of all transaction documents relating to the Proposed Sale as promptly as practicable after they become available.

(b)      Each other Member must exercise the tag-along rights provided by this Section 3.6 within twenty one (21) calendar days following delivery of the Tag-Along Notice by delivering a notice (the “Tag-Along Offer”) to the Tag-Along Member indicating its desire to exercise its rights hereunder and specifying the percentage of Class A Units it elects to include in the Proposed Sale pursuant to Section 3.6(a)(ii).  If any other Member does not make a Tag-Along Offer within twenty one (21) calendar days following delivery of the Tag-Along Notice, such other Member shall be deemed to have waived its rights under this Section 3.6 with respect to such Proposed Sale, and the Tag-Along Member shall thereafter be free to Transfer the Common Units to the Proposed Transferee without the participation of such other Member, in the same amount and for the same form of consideration set forth in the Tag-Along Notice, at a price no greater than the price set forth in the Tag-Along Notice and on other terms and conditions which are not more favorable to the Tag-Along Member than those set forth in the Tag-Along Notice.  If any other Member elects to participate in the Proposed Sale pursuant to this Section 3.6, such other Member shall agree to make to the Proposed Transferee the same representations and warranties, covenants and indemnities as the Tag-Along Member agrees to make in connection with the Proposed Sale; provided, that (w) such other Member shall not be liable for the breach of any covenant by the Tag-Along Member (or any other Member) and vice versa, (x) in no event shall any Member be required to make representations and warranties or provide indemnities as to any other Member or to make representations or warranties or covenants (including indemnities) not required by each other Member, (y) any liability relating to representations and warranties (and related indemnities) or other indemnification obligations regarding the business of the Company in connection with the Proposed Sale shall be shared by the Members pro rata on a several but not joint basis in proportion to the consideration to be received in the Proposed Sale by each Member and (z) in no event shall any Member other than the Tag-Along Member be responsible for any liabilities or indemnities in connection with such Proposed Sale in excess of the proceeds received by such Member in the Proposed Sale.

(c)      In the event that the consideration received in connection with a Proposed Sale consists of securities that are not registered under the Securities Act, and one or more Members exercise their tag-along rights hereunder in connection with such Proposed Sale, if the Tag-Along Member is entitled to registration rights in respect of such securities, the Tag-Along Member shall ensure that such  Members will receive piggy-back registration rights on any registration in which the Tag-Along Member is entitled to register such securities (including any demand registrations exercised by the Tag-Along Member).

(d)      The offer of any Member contained in such Member’s Tag-Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Member shall be bound and obligated to Transfer in the Proposed Sale on the same terms and conditions (other than, for the avoidance of doubt, inside tax basis associated with such interests), with respect to all of the Class A Units Transferred, as the Tag-Along Member, up to such percentage of Class A Units as such Member shall have specified in its Tag-Along Offer; provided,  however, that if the material terms of the Proposed Sale change with the result that the price applicable to the Class A Units shall be less than the price applicable to the Class A Units set forth in the Tag-Along Notice, the form of consideration shall be different or the other terms and conditions shall be less favorable to such

Member than those set forth in the Tag-Along Notice, such Member shall be permitted to withdraw the offer contained in the applicable Tag-Along Offer by written notice to the Tag-Along Member and upon such withdrawal shall be released from such holder’s obligations.

(e)      If a Member exercises its rights under this Section 3.6, the closing of the sale of each Member’s Membership Interest in the Proposed Sale will take place concurrently.  If the closing with the Proposed Transferee (whether or not a Member has exercised its rights under this Section 3.6) shall not have occurred by 5:00 p.m.  Eastern Time on the date that is ninety (90) days after the date of the Tag-Along Notice, as such period may be extended to obtain any required regulatory approvals or any other required consent (but in no event later than one hundred eighty (180) days  after the date of the Tag-Along Notice), and on terms and conditions not more favorable to the Tag-Along Member than those set forth in the Tag-Along Notice, all the restrictions on Transfer contained herein shall again be in effect with respect to such Common Units and proposed Transfer.

(f)      Each Member shall bear its own costs in connection with the transactions contemplated by this Section 3.6.

(g)     The aggregate consideration to be paid in connection with any sale consummated pursuant to this Section 3.6 (a “Tag-Along Sale”) shall be allocated among each Membership Interest included therein on a proportionate basis based on such Membership Interest’s Pro Rata Share, which shall be determined based on the Total Equity Value implied by the price offered in the Tag-Along Sale.

3.7       Drag-Along Rights.

(a)      Subject to the limitations and conditions set forth in this Section 3.7,  Section 6.14 and Article V and Article XI,  (x) if the Common Units Member elects to consummate, or to cause the Company to consummate, a sale of all of the assets or all of the equity interests in the Company by whatever means (including merger, consolidation, equity purchase, sale of assets or otherwise) following the Effective Date or (y) if the Common Units Member elects to cause a public offering of the Company (each, a “Drag-Along Transaction”), the other Members will consent to such Drag-Along Transaction, and will take or cause to be taken all other actions, reasonably necessary or desirable to cause the consummation of such Drag-Along Transaction on the terms proposed by the Common Units Member, including entering into a customary registration rights agreement in connection with a public offering of the Company; provided, however, that none of the transactions described in clauses (x) or (y) of this sentence shall constitute a Drag-Along Transaction unless it is made to a Third Party on an arm’s-length basis.  The Members will execute any applicable merger, asset purchase, security purchase, recapitalization or other agreement negotiated by the Common Units Member in connection with such Drag-Along Transaction; provided, that (v) each Member shall make the same representations and warranties, covenants and indemnities as the Common Units Member agrees to make in connection with the Drag-Along Transaction, except that in no event shall any Member be required to agree to any non-competition or non-solicitation covenant in connection with the Drag-Along Transaction or to make any representation or warranty that would be inaccurate when made without the ability to provide disclosure against such representation or warranty; (v) no Member shall be liable for the breach of any covenants of any other Member; (w) in no event shall any

Member be required to make representations and warranties or provide indemnities as to any other Member; (x) any liability relating to representations and warranties (and related indemnities) or other indemnification obligations regarding the business of the Company in connection with the Drag-Along Transaction shall be shared by the Members pro rata on a several but not joint basis in proportion to the proceeds received by each Member in the Drag-Along Transaction, and in no event shall any Member other than the Common Units Member be responsible for any liabilities or indemnities in connection with such Drag-Along Transaction in excess of the proceeds received by such Member in the Drag-Along Transaction; (y) each Class A Member shall only be obligated to provide representations, warranties, covenants or indemnities to the extent all other Members are similarly obligated; and (z) any escrow or other holdback of proceeds shall be allocated on a pro rata basis among the applicable Members.

(b)      In connection with a Drag-Along Transaction, (i) all of the Members shall be allocated the same form of consideration, or if any Members are given an option as to the form and amount of consideration to be received, all Members will be given the same option, and (ii) the consideration to be received by the Members in a Drag-Along Transaction will be calculated by taking the aggregate proceeds from such Drag-Along Transaction and allocating such proceeds among the Members in such relative amounts as would have resulted if the Company had liquidated and sold its assets for a cash amount equal to such consideration, valuing any non-cash consideration at its Fair Market Value, and immediately distributed such proceeds to the Members in accordance with Section 10.2(d).

(c)      The Company shall bear the reasonable and documented costs incurred by each Member arising pursuant to a Drag-Along Transaction; provided that costs incurred by or on behalf of a Member for its sole benefit will not be considered costs of the transaction hereunder.

(d)      Notwithstanding anything contained in this Section 3.7 to the contrary, there shall be no liability or obligation on behalf of the Common Units Member or its Affiliates or the Company if either determines, for any reason, not to consummate a Drag-Along Transaction, and the Common Units Member shall be permitted to, and shall have the authority to cause the Company to, discontinue at any time any Drag-Along Transaction initiated by the Common Units Member by providing written notice to the Company and the other Members.

(e)      In the event that the Common Units Member is entitled to registration rights in respect of its securities in a Sale Transaction (as defined in the Joint Development Agreement) or a public offering of the Company, the Common Units Member shall ensure that the Class A Units Member will receive piggy-back registration rights on any registration in which the Common Units Member is entitled to register such securities (including any demand registrations exercised by the Common Units Member).

3.8       Vesting of Class A Units; Forfeiture.

(a)      Subject to the provisions of this Section 3.8, twenty percent (20%) of the Class A Units shall become Vested Class A Units on each of the first five (5) anniversaries of the Effective Date; provided,  however, that if (i) the Company, directly or indirectly, disposes of all or substantially all of its interests in the Assets (as defined in the Joint Development Agreement) in one or more transactions to a Person that is not a Member or an Affiliate of a Member, (ii)

Blackstone, together with its Affiliates, ceases to own at least fifty percent (50%) of the Common Units, or (iii) a Change in Control occurs, any Class A Units that remain unvested shall fully vest and become Vested Class A Units.

(b)      In the event of a JDA Default, as a condition precedent to a forfeiture event under Section 3.8(c), the Company must assert such JDA Default pursuant to a JDA Default Notice within three (3) years of the date on which the alleged JDA Default occurred (and to the extent any director or officer of the Company or employee of Blackstone obtains actual knowledge of any such alleged JDA Default, the Company must assert such JDA Default within sixty (60) days from such date).  During the pendency of an alleged JDA Default, any distributions with respect to Class A Units shall be retained by the Company and held in trust in a segregated escrow account for the benefit of the Class A Unit Members until such time that it is determined whether a JDA Default has occurred by a court of competent jurisdiction pursuant to a final, nonappealable order. In the event it is determined that a JDA Default has not occurred by a court of competent jurisdiction pursuant to a final, nonappealable order, the monetary value of the Vested Class A Units shall accrue interest at a rate of five percent (5%), compounded annually, from the date upon which the JDA Default is first alleged to have occurred.  For the avoidance of doubt, the Company shall have the burden of proof for determining whether a JDA Default has occurred.

(c)      In the event of the occurrence of a JDA Default (as determined by a court of competent jurisdiction pursuant to a final, nonappealable order) that results in material irreparable harm to the Company for which monetary damages (or other remedy at Law) would be inadequate, all Class A Units shall be cancelled and forfeited without payment of any kind with respect thereto.  In the event such JDA Default is reasonably curable by monetary damages, the number of Class A Units cancelled and forfeited in lieu thereof shall equal the amount of monetary damages awarded plus accrued interest at a rate of five percent (5%) compounded annually from the date upon which the JDA Default occurred.

(d)      The Company and its Subsidiaries shall not incur any material costs or expenses not reasonably related to its business, as set forth in Section 2.4, or incur any costs or expenses that disproportionately and adversely affect the Class A Unit Members as compared to the other Members.

Article IV

CAPITAL CONTRIBUTIONS

4.1       Capital Contributions; Return of Cash.

(a)      General.  No Member shall be required to make any additional Capital Contributions to the Company, except as agreed to in writing by such Member.

(b)      Allocation of Capital Contributions.  Unless otherwise agreed by the Majority Consent of the Board, Capital Contributions made by the Common Units Members under this Section 4.1 shall be deemed to be Capital Contributions made with respect to such Common Units Members’ Common Units.  No additional Membership Interest shall be issued to any Common Units Member in exchange for such Member making Capital Contributions.

4.2      Capital Accounts.  The Company shall maintain a separate Capital Account for each Member with respect to with respect to the Membership Interests owned by such Member in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(a)      Each Member’s Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company by such Member pursuant to this Agreement (net of any liabilities assumed by the Company in connection with such Capital Contributions and any liabilities to which any property comprising such Capital Contributions is subject), and (ii) all items of Company income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 4.2(b) and allocated with respect to such Member pursuant to Section 5.1, and decreased by (x) the amount of cash or Agreed Value of property actually or deemed distributed to such Member pursuant to this Agreement (net of liabilities assumed by such Member and the liabilities to which such property is subject), and (y) all items of Company deduction and loss (including Simulated Loss and Simulated Depletion) computed in accordance with Section 4.2(b) and allocated to such Member pursuant to Section 5.1.  The initial Capital Accounts of the Members are listed on Exhibit B to this Agreement.

(b)      For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss which is to be allocated pursuant to Article V and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided, that:

(i)      All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 5.1.

(ii)      As to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii)      In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such items, there shall be taken into account Depreciation, computed in accordance with the definition of “Depreciation.”  Simulated Depletion will be computed in accordance with the definition of “Simulated Depletion.”

(iv)      For purposes of determining income, gain, loss, and deduction, or any other item allocable to any period, such items will be determined on a daily, monthly or other basis, as reasonably determined by the Board using any permissible method under Code section 706 and the related Treasury Regulations.

(v)      If the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain, loss, Simulated Gain or Simulated Loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value.

(vi)      In the event an adjustment to the Carrying Value of the assets of the Company occurs pursuant to Section 4.2(d), any Unrealized Gain or Unrealized loss shall be treated as having been actually realized.

(c)      A Transferee shall succeed to the pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.  Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Membership Interest that may have been transferred during any calendar year shall, if permitted by law, be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, based upon the interim closing of the books method or such other method as agreed between the transferor and the transferee; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the Treasury Regulations thereunder.

(d)      In accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(f), (i) on an issuance of additional Membership Interests for cash or Contributed Property (including the issuance of Membership Interests), (ii) immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest) or (iii) upon the occurrence of any other event provided in such Treasury Regulation, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance or adjustment shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or adjustment and had been allocated to the Members at such time pursuant to Section 5.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated, provided, however, that such adjustments shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including cash and cash equivalents) immediately prior to the event triggering such adjustment shall be determined by the Board using such method of valuation as it may reasonably adopt.  The Board shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a Fair Market Value for individual properties.

4.3      Contributions of Contributed Property.  All Capital Contributions contemplated by this Agreement are to be made in readily available cash funds.  To the extent that any subsequent

Capital Contribution is made in the form of Contributed Property, any costs or expenses associated with the transfer, assignment, conveyance or recordation of such Contributed Property, including any taxes in respect thereof, shall be borne by the Company, and any such costs or expenses, whether paid directly by the Member or reimbursed to the Company, shall not be deemed Capital Contributions.

Article V

ALLOCATIONS AND DISTRIBUTIONS

5.1      Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 4.2(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

(a)      General.  Except as otherwise provided in this Agreement, all items of income, gain, loss and deduction for a Fiscal Year shall be allocated between the Members in a manner such that, after giving effect to the special allocations set forth in Section 5.1(c), the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 10.2(d) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 10.2(d)(ii) to the Members immediately after making such allocation minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, provided,  however, that the allocations pursuant to this Section 5.1(a) may be adjusted to the extent the Board determines that such adjustment is necessary to comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder or give economic effect to Sections 3.4,  5.3 and 10.2 and the other relevant provisions of this Agreement.

(b)      Allocations on Liquidation.  Notwithstanding any other provisions of this Article V, after taking into account the special allocations in Section 5.1(c), in the year in which the Company liquidates pursuant to Article X and all subsequent years (and for any prior years with respect to which the due date (without regard to extensions) for the filing of the Company’s federal income tax return has not passed as of the date of the liquidation), all items of income, gain, loss and deduction of the Company shall be allocated among the Members in a manner reasonably determined by Board as shall cause to the nearest extent possible the Capital Account of each Member to equal the amount to be distributed to such Member pursuant to Section 10.2(d)(ii).

(c)      Special Allocations.  Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period in the following order and priority:

(i)      Company Minimum Gain Chargeback.  Notwithstanding the other provisions of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be allocated items of Company income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions.  This Section 5.1(c)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)      Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt.  Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(c)(i)), except as provided in Treasury Regulation section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Fiscal Year shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  This Section 5.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)      Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 5.1(c)(iii) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Article V have been tentatively made as if this Section 5.1(c)(iii) were not a part of this Agreement.  This Section 5.1(c)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)      Stop Loss.  No amount of loss or deduction shall be allocated pursuant to Section 5.1(a) to the extent that such allocation would cause any Member to have a deficit balance in its Adjusted Capital Account at the end of such Fiscal Year (or increase any existing deficit balance in its Adjusted Capital Account).  All loss and deductions in excess of the limitation set forth in the preceding sentence shall be allocated among such other Members, who have positive Adjusted Capital Account balances, in proportion thereto until each Member’s Adjusted Capital Account balance is reduced to zero (0).

(v)      Gross Income Allocations.  In the event any Member has a deficit balance in its Capital Account at the end of any Fiscal Year, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(c)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if this Section 5.1(c)(v) and Section 5.1(c)(iii) were not in the Agreement.

(vi)      Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.

(vii)     Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any Fiscal Year shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i).  If more than one (1) Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)    Nonrecourse Liabilities.  For purposes of Treasury Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their relative Percentage Interests.

(ix)      Simulated Depletion, Simulated Loss and IDCs.  Simulated Depletion, Simulated Loss and intangible drilling costs (“IDCs”) with respect to each oil and gas property will be allocated in proportion to the manner in which the Simulated Basis of such property is allocated among the Members.

(x)       Simulated Gains.  Simulated Gain with respect to any oil and gas property will be treated as an item of income or gain and be allocated as provided in Section 5.1(a).

(xi)      Curative Allocation.  Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss or deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocations not otherwise been provided in this Section 5.1.  It is the intention of the Members that allocations pursuant to this Section 5.1(c)(xi) be made among the Members in a manner that is likely to minimize economic distortions.

5.2       Allocations for Tax Purposes.

(a)      Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1.

(b)      Notwithstanding any provisions to the contrary, allocations of depletion with respect to each oil and gas property (as defined in section 614 of the Code) and gain and losses therefrom shall be governed by the following:

(i)      For purposes of such computations, the federal income tax basis of each oil and gas property shall be allocated to each Member in accordance with such Member’s respective Percentage Interest as of the time such oil and gas property is acquired by the Company, and shall be reallocated among the Members in accordance with the Members’ respective Percentage Interests as determined immediately following the occurrence of an event giving rise to an adjustment to the Carrying Values of the Company’s oil and gas properties pursuant to the terms of this Agreement (or at the time of any material additions to the federal income tax basis of such oil and gas property).  Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided, that the Members understand and agree that the Board may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to any oil and gas properties, in such manner as determined consistent with the principles of Section 704(c) of the Code and Section 5.2(b)(iv) hereof.

(ii)      For purposes of the separate computation of gain or loss by each Member on the taxable sale or other disposition of an oil and gas property, the amount realized from such sale or disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such oil and gas property and in the same proportion as their shares thereof were allocated, and (ii) second, consistent with the allocation of Simulated Gains; provided, however, that the Members understand and agree that the Board may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to any oil and gas properties, in such manner as determined consistent with the principles of Section 704(c) of the Code and Section 5.2(b)(iv) hereof.

(iii)      Each Member shall separately keep records of its share of the adjusted tax basis in each oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company.  Upon the request of the Company, each Member shall advise the Company of its adjusted tax basis in each oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection.  The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

(iv)      The Members recognize that that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time.  All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Members to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties by applying whatever method(s) the Managers may choose among those methods that are allowed under the principles of Treasury Regulation section 1.704-3.  For the purposes of applying any such methods to oil and gas properties (as defined in section 614 of the Code) (A) the amount by which any Member’s Capital Account is adjusted for Simulated Depletion shall be treated as an amount of book depletion allocated to such Member and (B) the amount of cost depletion computed by such Member under section 613A(c)(7)(D) of the Code shall be treated as an amount of tax depletion allocated to such Member.

(c)      Notwithstanding any provisions contained herein to the contrary, solely for federal (and applicable state and local) income tax purposes, items of income, gain, depreciation, amortization, gain or loss with respect to property for which a Book-Tax Disparity exists, other than oil and gas properties (as defined in section 614 of the Code), shall be allocated so as to take into account the variation between the Company’s tax basis in such property and its Carrying Value consistent with whatever method(s) the Managers may choose among those methods that are allowed under the principles of Treasury Regulations section 1.704-3.

(d)      For the proper administration of the Company, the Board shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income or deductions) to the extent necessary and consistent with the principles of Section 704(c) of the Code; and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under section 704(b) or section 704(c) of the Code.  The Board may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(d) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code.

(e)      All recapture of income tax deductions resulting from the taxable sale or other disposition of Company property shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the disposition of such property.

(f)      All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to the election under section 754 of the Code that will be made by the Company; provided,  however, that such allocations, once made, shall be adjusted (in any manner determined by the Board) as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

5.3       Requirement of Distributions.

(a)      Subject to Section 5.3(b) and Section 10.2(d) and the applicable provisions of the Act, Available Cash (and other assets and properties of the Company as contemplated by this Agreement if approved by Majority Consent), shall be distributed by the Company to the Members upon the Majority Consent of the Board.  Distributions of assets and properties other than cash and cash equivalents shall be based upon the Fair Market Value of the applicable assets or properties and in accordance with the terms of this Section 5.3 as if such assets and properties were cash or cash equivalents equal to their Fair Market Value.  Distributions of cash shall be made to the Members by wire transfer of immediately available funds to the account designated by the relevant Member.  Subject to Section 5.3(b), any distribution to the Members shall be made to the Members as follows:

(i)      First, pro rata to the Common Units Members until each holder of the Common Units has received cumulative distributions in an amount sufficient to achieve a ten percent (10%) Internal Rate of Return with respect to each Common Unit;

(ii)      Second, thereafter to the holders of Class A Units pro rata in proportion to their ownership of the issued and authorized Class A Units in an amount equal to fifteen percent (15%) of the portion of any distribution to which this Section 5.3(a)(ii) applies and the remainder to the holders of Common Units until (x) each Common Units Member has received cumulative distributions in an amount sufficient to achieve a seventeen percent (17%) Internal Rate of Return with respect to each Common Unit and (y) each holder of the Common Units has received cumulative distributions in an amount equal to two (2) multiplied by each such Member’s Aggregate Capital Contributions Amount;

(iii)      Third,  thereafter to the holders of Class A Units pro rata in proportion to their ownership of the issued and authorized Class A Units in an amount equal to twenty percent (20%) of the portion of any distribution to which this Section 5.3(a)(ii) applies and the remainder to the Common Units Member until (x) each holder of the Common Units has received cumulative distributions in an amount sufficient to achieve a twenty-five percent (25%) Internal Rate of Return with respect to each Common Unit and (y) each holder of the Common Units has received cumulative distributions in an amount equal to three (3) multiplied by each such Member’s Aggregate Capital Contributions Amount; and

(iv)      Fourth,  thereafter to the holders of Class A Units pro rata in proportion to their ownership of the issued and authorized Vested Class A Units an amount equal to thirty percent (30%) of the portion of any distribution to which this Section 5.3(a)(iv) applies and the remainder to the Common Units Member.

(b)      Notwithstanding the foregoing:

(i)      The Board shall cause Available Cash to be distributed on or prior to each April 15, June 15, September 15 and December 15 (or the next succeeding Business Day if such date falls on a date other than a Business Day) (each an “Estimated Tax Payment Date”), with respect to the taxable period related to each Estimated Tax Payment Date (each, an “Estimated Tax Period”), to each Member.  Such distributions shall be made pro rata to each Member based on that Member’s liability for income tax for such Estimated Tax Period, determined as set forth in the next sentence.  The amount distributed pursuant to this Section 5.3(b) shall be in an amount such that, for every Member, the amount distributed is equal to the excess, if any, of (A) the product of (x) the amount of net taxable income allocable to such Member (determined taking into account the allocations described in Section 5.2(c)) including for this purposes any income treated as a distributive share of the income of the Company or as a “guaranteed payment” under Section 707(c) of the Code for the use of capital but not including any such “guaranteed payments” made for services in respect of such Estimated Tax Period (net of (I) cumulative taxable losses allocated to such Member for any taxable period beginning on or after the Effective Date and not previously taken into account under this clause (b) and (II) any depletion calculated at the Member level during such period, utilizing the cost depletion method) times (y) an assumed tax rate equal to the highest maximum combined marginal federal, state and local income tax rates applicable to an individual or corporate taxpayer resident in New York, NY (taking into account the character of such taxable income and the deductibility of state and local income tax for federal income tax purposes) (the “Tax Rate”), over (B) distributions previously made during such Estimated Tax Period pursuant to Section 5.3(a) to such Member.  To the  extent that the amount actually distributed with respect to an Estimated Tax Period is less than the amount specified in this Section 5.3(b), the shortfall in the amount actually distributed shall continue to the next Estimated Tax Period (and to any subsequent Estimated Tax Periods as required) and shall be distributed to the respective Members in that next Estimated Tax Period under this this Section 5.3(b).

(ii)      Any distributions with respect to unvested Class A Units shall be retained by the Company and held in trust in a segregated escrow account for the benefit of the Class A Unit Members until such unvested Class A Units become Vested Class A Units (the “Withheld Amounts”).  Withheld Amounts shall be promptly distributed by the Company upon vesting of the Class A Units.  Prior to making any distribution pursuant to Section 5.6, but subject to Section 5.3(b) (iii), the Company will distribute the Withheld Amounts with respect to each Class A Unit that has become a Vested Class A Unit to the holder of such Class A Unit.

(iii)      Distributions pursuant to this Section 5.3(b) shall be treated as advances against, and shall reduce, any Member’s entitlement to any subsequent distributions made pursuant to Section 5.3(a) or Section 10.2(d)(ii).

(iv)      The Company hereby covenants that the Class A Member will receive all value and proceeds due to it pursuant to that certain Letter Agreement, dated March 1, 2017, by and among Gavilan Resources Holdings, LLC, and SN Comanche Manager, LLC, and the holders of the Warrants (as defined in the Letter Agreement), Gavilan Resources Holdings - A, LLC, Gavilan Resources Holdings - B, LLC, and Gavilan Resources Holdings - C, LLC (the “Warrant Holders”) (the “Letter Agreement”).  For the avoidance of doubt, any proceeds received by the Warrant Holders upon the monetization or other transfer of the Warrants shall be deemed a distribution received by the Company, solely for the purposes of Section 5.3(a), including with respect to determining the Internal Rate of Return and any required multiple of capital to be achieved.  The Company and the Warrant Holders intend that the ownership of the Warrants by the Warrant Holders have no adverse impact upon the distributions due to the Class A Units Member as compared to if such Warrants were held directly by the Company, and the parties further agree to take any such actions in the future as may be necessary to ensure that the Class A Units Member receives the same economic benefit with respect the Warrants as though the Warrants were held directly by the Company.  Furthermore, the Company hereby represents and warrants that the Warrant Holders will engage in no business and incur no liabilities other than pursuant to their ownership of the Warrants.

5.4      Withholding.  To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required.  All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.  If at the time of liquidation of the Company, any such Tax Advances to a Member exceed the proceeds of liquidation to the Member, such Member shall repay such excess to the Company.  If a distribution to a Member is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is reduced by the Tax Advance.  Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability from such Member’s failure to repay Tax Advances.  Each Member shall provide the Company with such information that the Company reasonably requests in order to determine the amount of any taxes required to be withheld with respect to such Member.

5.5      Deemed Distribution.  Notwithstanding anything in this Agreement to the contrary, and without duplication, any withholding or other taxes, interest and penalties directly or indirectly paid or incurred (including under any BBA provision) by the Company with respect to income allocable to or distribution to, or otherwise attributable to, any Member shall be treated as if the amounts paid or incurred had been distributed to such Member, and amounts otherwise distributable to such Member pursuant to Section 5.3 shall be reduced accordingly.

5.6      Distributions upon Merger, Sale or Similar Transaction. Each Member and other Person made party hereto shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from any sale of all or substantially all of the Company’s assets or Membership Interests, a merger or consolidation of the Company or a similar transaction, or a transaction giving rise to tag-along rights under Section 3.6 or drag-along rights under Section 3.7, as necessary to implement the economics contemplated by this Agreement, including, without limitation, executing and delivering a proceeds sharing agreement to reflect the foregoing.

Article VI

MANAGEMENT OF THE COMPANY

6.1       Management by Managers.

(a)      The Company shall be managed by a board of managers (the “Board”, each member of the Board, a “Manager” and such members collectively, the “Managers”) which Board shall collectively act as the “manager” of the Company (as such term is used in the Act), according to this Article VI and, except with respect to certain consent requirements required by the Act or provided in this Agreement (and except with respect to any Member which is acting in its capacity as the manager under and in accordance with the provisions of the Management Services Agreement), no Member, by virtue of having the status of a Member, shall have any management power or control over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, and the Members shall not have any control over the day-to-day operation or management of the Company or its Subsidiaries.  Except as described in the preceding sentence, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board in accordance with this Agreement and (ii) the Board shall exercise such powers in compliance with this Agreement and ensure that all organizational formalities are observed with respect to the Company.  Under the direction of the Board, certain activities of the Company may be conducted on the Company’s behalf by the Officers as specified and authorized by the Board, who shall be agents of the Company, and the management and administration of the day-to-day business and affairs of the Company will be provided by Sanchez under the Management Services Agreement pursuant to Section 6.11.  In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement, the Board shall have (subject to the Act and all consent rights and other limitations in this Agreement) full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.  Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Board or the Officers in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

(b)      Except as otherwise provided in this Agreement, each Member hereby (i) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company, and (ii) waives its right to bind the Company, in each case as, and to the extent permitted by, the Act.

(c)      Subject to the Unanimous Consent requirements of Section 6.3(b), the Board is specifically empowered to, acting by Majority Consent, authorize and take any actions and activities that do not require Unanimous Consent under Section 6.3(b).

6.2       Board.

(a)      Composition.  Except as otherwise set forth herein:

(i)       The Board shall consist of three (3) natural persons, none of whom need be Members or residents of the State of Delaware.  The initial Managers on the Board are set forth on Schedule 6.2.

(ii)      The Common Units Member shall have the right to appoint the three (3) Managers and the right to designate one (1) person to represent each Manager at any Board meeting at which a Manager is unable to attend (the “Manager Alternate”).

(iii)      One Manager shall be the chairman of the Company (the “Chairman”) for so long as such individual serves in such role.  The initial Chairman shall be Angelo Acconcia.

(iv)      The term “Manager” shall also refer to any Manager Alternate that is actually performing the duties of the applicable Manager in lieu of that Manager.  The initial Managers and Manager Alternate are set forth on Schedule 6.2.

(b)      Each Manager may vote by delivering his written proxy to another Manager.  A Manager shall serve until such Manager resigns or is removed as provided in Section 6.6.

(c)      The Class A Unit Member, shall be entitled to designate one natural person to attend all meetings of the Board or committee thereof (the “Observer”).  It is agreed that the initial Observer shall be Antonio R. Sanchez, III, who shall serve as the Observer until he ceases to serve in such capacity, including as required by the Class A Units Member. The Company shall provide to the Observer any notices delivered to the Managers and a copy of all meeting materials concurrently with providing such notices and materials to the Managers.  The Observer shall not have any voting rights with respect to any action brought before the Board.  The Observer shall not be entitled to attend any portion of a meeting of the Board or any committee thereof, or to receive any meeting materials in connection therewith, that would constitute, or be deemed to constitute, a waiver of the attorney-client privilege or for which the Board determines in its reasonable judgment relates directly to a conflict between the Company and Sanchez.  If requested by the Board, unless the Class A Units Member requires the Observer to cease serving in such capacity, the Class A Member shall execute a Members Agreement further providing for the rights of the Observer substantially similar in form and substance to that certain Shareholders Agreement, dated the Effective Date, between Sanchez Energy Corporation and Gavilan Resources HoldCo, LLC.

6.3       Powers of the Board.

(a)      Subject to Section 6.3(b) and Section 6.5, the Board (and any Officer or committee duly authorized by the Board) shall have the power, right and authority to take all actions by Majority Consent which the Board deems necessary, useful or appropriate for the management and conduct of the Company’s business or to the accomplishment of the purposes of the Company.

(b)      Without Unanimous Consent, the Company shall not (directly or through any Subsidiaries), and the Board shall not approve (directly or through committees), any action by the Company or its Subsidiaries to:

(i)       Amend or restate the Certificate or this Agreement (except pursuant to the terms of Article XI or amendments or restatements of Exhibit A hereto) if such amendment or restatement would result in a material, disproportionate and adverse effect on any rights, preferences or privileges of the holders of the Class A Units;

(ii)      Enter into or modify any agreement or transaction with any Affiliate (including Blackstone and its Subsidiaries or Affiliates) or any Affiliate contract other than on arms’ length terms; provided, that any acquisition or disposition of assets, merger, business combination or similar transaction with an Affiliate of Blackstone shall require Unanimous Consent unless the Fair Market Value of such transaction is determined by an Independent Expert;

(iii)     Fundamentally transform the Company Business; or

(iv)     Liquidate or dissolve the Company, commence a voluntary bankruptcy by the Company, or consent to the appointment of a receiver, liquidator, assignor, custodian or trustee for the purposes of winding up the affairs of the Company.

6.4       Meetings of the Board.

(a)      Regular meetings of the Board shall be held at least once each calendar quarter, at the principal offices of the Company, or at such other times or places as may be determined by the Board.  Special meetings of the Board may be called by any of the Managers.  Each Member shall use commercially reasonable efforts, in good faith, to cause its designated Managers to attend each regular or special meeting of the Board.

(b)      Notice of the time and place of any regular meeting of the Board shall be in accordance with the meeting schedule approved by the Board or by providing notice at least ten (10) days but no more than thirty (30) days prior to the meeting.  Special meetings of the Board may be called by providing at least three (3) days’ notice prior to the meeting.  Special meetings of the Board to deal with emergencies may be called by providing at least six (6) hours’ notice prior to the meeting, so long as each Manager provides written confirmation of receipt of notice or waives notice (including by attending the emergency meeting).  Written notice of meetings of the Board, including the purpose of the meeting, shall be given to each Manager with the notice of the meeting.  Any Manager may waive notice of any meeting by the execution of a written waiver prior or subsequent to such meeting.  The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board, need be specified in the waiver of notice of such meeting.  Notice may be given by electronic mail to an electronic mail address provided in writing by a Manager, by facsimile to a facsimile number provided in writing by a Manager, by personal delivery or by national reputable courier service such as Federal Express or United Parcel Service to an address specified in writing by a Manager.

(c)      The Company’s Secretary (or if such person is not available, the person designated by a majority of the Managers of the Board to be the acting secretary at a meeting) shall act as the secretary of the meeting who shall make a written record of the proceedings of such meeting which shall be provided to the Members promptly after the meeting.

(d)      The Board may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided, that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement, and provided, that such rules and regulations shall permit Managers to participate in meetings by telephone or video conference or the like or by written proxy, and such participation shall be deemed attendance for purposes of determining whether a quorum is present.

6.5       Quorum and Voting.

(a)      Subject to Section 6.5(e), at all meetings of the Board, the presence of a majority of the Managers shall be necessary and sufficient to constitute a quorum of the Board for the transaction of business.

(b)      All actions and approvals of the Board shall be approved and passed at a meeting at which a quorum is present by Majority Consent, except for matters required to be approved by Unanimous Consent pursuant to Section 6.3(b).

(c)      Any Manager may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can communicate with each other.

(d)      Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the number of Managers required to approve such action if a meeting of the Board were to be called pursuant to this Article VI.  Each written consent shall bear the date and signature of each Manager who signs the consent.

(e)      If a quorum shall not be present at any two (2) consecutive duly called meetings of the Board, the Managers present thereat may reschedule such meeting by duly called notice, and in such subsequent meeting any number of Managers shall constitute quorum; provided,  however, the foregoing shall not in any way limit the requirement that the matters set forth in Section 6.3(b) be approved by Unanimous Consent.

6.6       Resignation; Removal and Vacancies.

(a)      Any Manager may resign at any time by giving written notice to the Board.  The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  If any Manager is the subject of civil or criminal charges instituted by a Governmental Authority based upon allegations of breach or violation of securities Laws or the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., or is indicted, convicted or enters a plea of no contest or nolo contendere to any felony or other crime involving moral turpitude, then such Manager shall immediately resign from the Board or the Member(s) who appointed such Manager shall immediately remove such Manager from serving as a Manager and shall appoint another Person to fill the vacancy on the Board resulting from such Manager’s removal.

(b)      Any Manager may be removed at any time, with or without cause, by (and only by) the action of the Common Units Member.  The Chairman may be removed at any time, with or without cause, by (and only by) the majority of the other Managers.  The removal of a Manager shall be effective only upon receipt of notice thereof by the remaining Managers.

(c)      Any vacancy in the number of Managers occurring for any reason shall be filled promptly by the appointment of, as applicable, (i) new Manager(s) by the Common Units Member or (ii) a new Chairman, by the majority of the Members.  The appointment of a new Manager is effective upon receipt of notice thereof by or at such time as shall be specified in such notice to the remaining Managers.

6.7       Discharge of Duties; Reliance on Reports.  Each Manager may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the Board.  The Board may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in good faith reliance upon the opinion of such Persons as to matters that the Managers reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.  Neither the Board nor any individual Manager shall be responsible or liable to the Company or any Member for any mistake, action, inaction, misconduct, negligence, fraud or bad faith on the part of any Person delivering such document, advice or opinion as provided in this Section 6.7 unless, with respect to an individual Manager only, such Manager had knowledge that such Person was acting unlawfully or engaging in fraud.

6.8       Officers.  Under the direction of the Board and except as provided in Section 6.3, certain administrative activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

(a)      The officers of the Company shall be such officers as the Board deems necessary (the “Officers”).  The Officers shall be appointed by the Board.  The initial Officer appointees are listed on Schedule 6.8.  The Officers shall report to the Board as requested from time to time.

(b)      The Board may appoint such other Officers and agents as it shall deem necessary, and the Officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(c)      The authority of any Officers of the Company shall be restricted to those actions specifically authorized by the Board in accordance with this Agreement.  On the Effective Date, the Officers shall be authorized to execute this Agreement and any agreement related to the transactions contemplated hereby on behalf of the Company.

6.9       Term of Officers.

(a)      An Officer shall serve until he resigns, his term expires or he is removed as provided in Section 6.9(b).  Any Officer of the Company may resign at any time by giving written notice to the Board.  The resignation of any Officer shall take effect upon receipt of notice or at such later time as shall be specified in such notice; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

(b)      An Officer may be removed from office at any time with or without cause by the Board.  If any vacancy shall occur in any office, for any reason whatsoever, then the Board shall have the right to appoint a new Officer to fill the vacancy.

6.10     Compensation and Reimbursement.  The Managers may, at the discretion of the Board, receive from the Company compensation for managing the affairs of the Company.  Managers shall be reimbursed by the Company for all of the Managers’ reasonable business expenses relating to the Company, provided, that any reimbursed expenses are properly substantiated by the Manager.

6.11     Management Services.  Concurrently with the execution of this Agreement, the Company will execute, deliver and be bound by the terms and conditions of the Management Services Agreement, pursuant to which the Company will engage Sanchez to manage and administer the day-to-day business and affairs of the Company as provided therein.  The Members hereby acknowledge and agree that, pursuant to the Management Services Agreement, Sanchez shall be authorized, empowered and directed to take any and all actions required or permitted by the terms of the Management Services Agreement, including actions taken for and on behalf of the Company, without the requirement of any additional authorization or approval, except to the extent specifically required under the terms of such agreements or pursuant to Section 6.3(b).  Except for the fees or other sums payable as provided under the Management Services Agreement, neither Sanchez nor any Affiliate thereof (except as may be received by virtue of holdings of Class A Units) shall receive any incentive fee or other incentive compensation in connection with the performance by it of its obligations under this Agreement.  Notwithstanding anything in this Agreement to the contrary, to the extent approval of the Company is sought by Sanchez with respect to any Affiliate agreement or arrangement in accordance with Section 5.5(b) of the Management Services Agreement, such approval shall be deemed given if such agreement or arrangement is approved by Majority Consent, such consent not to be unreasonably withheld, conditioned or delayed (and each Member shall cause its appointed Manager to not unreasonably withhold, condition or delay such consent).

6.12     Member Meetings.

(a)      Location; Quorum; Voting.  To the extent a meeting of the Members is required by Law or this Agreement, Member meetings shall be held at the principal office of the Company or at such other place within or without the State of Delaware specified in the notice or waivers of notice thereof.  Except as provided herein or under applicable Law, the presence of Members holding a majority of the Common Units, present in person or represented by proxy and entitled to vote, shall constitute a quorum at any meeting of the Members for the transaction of business, and the affirmative vote of the Members holding a majority of the Percentage Interests shall constitute the act of the Members.  Each Common Units Member shall be entitled to one (1) vote for each percent of the Percentage Interests held by such Member.  No Class A Units Member shall have any vote or any rights to consent to or approve any matter except as otherwise provided in this Agreement or as required by Law.  A Member may vote at a meeting by a written proxy executed by that Member and delivered to a Manager, Member, or the Secretary.  A proxy shall be revocable unless it is stated to be irrevocable.

(b)      Action by Class A Units Members.  Subject to the limitations contained in Section 6.12(a) and any exceptions in this Agreement, any actions, consents, or approvals required by the Class A Units Members shall be deemed given upon the affirmative vote or consent of a majority of the then-Vested Class A Units.  If there are no Vested Class A Units, then any action by the Class A Units Members may be taken upon the affirmative vote or consent of a majority of the Class A Units then issued and outstanding pursuant to this Agreement, regardless of whether such Class A Units are “unvested” thereunder.

(c)      Waiver of Notice.  Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(d)      Action by Written Consent.  Any action required or permitted to be taken at a particular meeting may be taken without a meeting, without notice and without a vote if a consent in writing setting forth the action so taken is signed by all of the Members entitled to vote thereon.  A copy of such written consent shall be provided within ten (10) Business Days to the Members who did not sign such written consent.

6.13      VCOC Management Rights.  The Company and each Member agree that (x) on the date hereof the Company shall enter into a letter agreement with each Common Units Member substantially in the form of Annex A hereto, and (y) the Company shall enter into a VCOC letter agreement with any Affiliate of any Common Units Member on request of such Common Units Member substantially in the form of Annex A hereto.

6.14      Affiliate Transactions. Other than customary compensatory, indemnification and similar arrangements with Managers and Officers, the Company will not enter into (and shall not permit any of its Subsidiaries to enter into) any agreement or arrangement, or any amendments or modifications to, or waivers of, any agreement or arrangement, with any Member or an Affiliate of a Member unless (i) approved by Members holding a majority of Class A Units, such consent not to be unreasonably withheld, conditioned or delayed, or (ii) the terms of any such agreement or arrangement (including any amendment, modification or waiver) are on an arm’s-length basis and not materially less favorable, directly or indirectly, to the Company and its Members than would be obtained in a transaction with a Third Party.

Article VII

INDEMNIFICATION

7.1      Right to Indemnification.  Subject to the limitations and conditions as provided herein or by Laws, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company or Affiliate thereof or any of their respective representatives, a Manager, a member of a committee of the Company or an Officer of the Company, or while such a Person is or was serving at the request of the Company as a director, officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise (each an “Indemnitee”), shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Laws permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided, however, that no Person shall be entitled to indemnification under this Section 7.1 if the Proceeding involves acts or omissions of such Person which constitute an intentional breach of this Agreement or gross negligence on the part of such Person.  The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.  It is acknowledged that the indemnification provided in this Article VII could involve indemnification for negligence or under theories of strict liability.

7.2      Indemnification of Officers, Employees (if any) and Agents.  The Company may indemnify and advance expenses to Persons who are not entitled to indemnification under Section 7.1, including current and former employees (if any) or agents of the Company, and those Persons who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, member, trustee, employee (if any), agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee (if any) benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article VII.

7.3      Advance Payment.  Any right to indemnification conferred in this Article VII shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled or authorized to be indemnified under Sections 7.1 and 7.2 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VII and a written undertaking by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

7.4      Appearance as a Witness.  Notwithstanding any other provision of this Article VII, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VII in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

7.5      Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which a Person indemnified pursuant to Sections 7.1 and 7.2 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, vote of Members or otherwise.

7.6      Insurance.  The Company may purchase and maintain indemnification insurance, at its expense, to protect itself and any other Persons from any expenses, liabilities, or losses that may be indemnified under this Article VII.

7.7      Member Notification.  To the extent discretionary to the Company, the Board by Majority Consent shall approve or disapprove of indemnification or advancement of expenses under this Article VII.  Any indemnification of or advance of expenses to any Person entitled or authorized to be indemnified under this Article VII shall be reported in writing to the Board with or before the notice or waiver of notice of the next Board meeting or with or before the next submission to the Board of a consent to action without a meeting and, in any case, within the twelve (12) month period immediately following the date the indemnification or advance was made.

7.8      Savings Clause.  If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by Laws.

7.9      Scope of Indemnity.  For the purposes of this Article VII, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity.  Thus, any Person entitled to be indemnified or receive advances under this Article VII shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

7.10     Other Indemnities.

(a)      The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Indemnitee for the matters covered thereby shall be the primary source of indemnification and advancement of such Indemnitee in connection therewith and any obligation on the part of any Indemnitee under any Other Indemnification Agreement to indemnify or advance expenses to such Indemnitee shall be secondary to the Company’s obligation and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Company.  If the Company fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement, and any Person makes any payment to such Indemnitee in respect of indemnification or advancement of expenses under any Other Indemnification Agreement on account of such Unpaid Indemnity Amounts, such other Person shall be subrogated to the rights of such Indemnitee under this Agreement in respect of such Unpaid Indemnity Amounts.

(b)      The Company, as an indemnifying Party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Indemnitees under this Agreement shall include any amounts expended by any other Person under any Other Indemnification Agreement in respect of indemnification or advancement of expenses to any Indemnitee in connection with any Proceedings to the extent such amounts expended by such other Person are on account of any Unpaid Indemnity Amounts.

7.11     Certain Limitations.  Notwithstanding anything to the contrary contained herein, nothing in this Article VII shall provide indemnification for the Class A Units Members other than in their capacity as Members.

Article VIII

TAXES

8.1       Tax Returns.  The Company shall timely cause to be prepared and filed all U.S. federal, state, local and foreign tax returns for the Company, including making the elections described in Section 8.2.  Upon written request by the Company, each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed.

8.2       Tax Elections.  The Company shall be entitled to make the following elections on the appropriate tax returns:

(a)      to adopt the accrual method of accounting;

(b)      to use the calendar year as the taxable year;

(c)      an election pursuant to Section 754 of the Code;

(d)      to deduct and/or amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(e)      to deduct and/or amortize the start-up expenditures of the Company as permitted by Section 195(b) of the Code;

(f)      to deduct IDCs currently;

(g)      to use the safe harbor cost depletion method; and

(h)      any other election approved by Majority Consent.

It is the intention of the Members that the Company be treated as a partnership for U.S. federal income tax purposes, and neither the Company nor any Member may make any election to the contrary, including an election pursuant to Treasury Regulation section 301.7701-3(c) or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.3       Tax Matters Member.

(a)      By joining this Agreement, each Member appoints and designates Blackstone (i) as the “tax matters partner,” within the meaning of Section 6231(a)(7) of the Code and (ii) for any BBA Effective Period, as the “partnership representative” within the meaning of Section 6223 of the Code (as applicable, the “Tax Matters Member”), or, in each case, under any similar state or local law.  The Tax Matters Member shall have any powers necessary to perform fully in such capacity, and shall be permitted to take any and all actions, to the extent permitted by law, in consultation with Blackstone if Blackstone is not the Tax Matters Member.  Blackstone shall have the exclusive authority to appoint and designate a successor Tax Matters Member for any BBA Effective Period.  The Tax Matters Member shall be reimbursed by the Company for all costs and expenses incurred by it, and indemnified by the Company with respect to any action brought against it, in its capacity as the Tax Matters Member.

(b)      The Members agree that any and all actions taken by the Tax Matters Member shall be binding on the Company and all of the Members (provided, that the Tax Matters Member shall not bind any Member to a settlement agreement that would reasonably be expected to materially affect such Member disproportionately to the other Members without obtaining the consent of such Member, which consent shall not be unreasonably delayed or withheld) and the Members shall reasonably cooperate with the

Company and the Tax Matters Member, and undertake any action reasonably requested by the Company or the Tax Matters Member, in connection with any elections made by the Tax Matters Member or as determined to be reasonably necessary by the Tax Matters Member under any BBA provision.

(c)      Each Member further agrees that, except as otherwise required by applicable law, such Member will not treat any Company item inconsistently on such Member’s U.S. federal, state, local and/or non-U.S. tax returns or in any claim for a refund with the treatment of the item on the Company’s tax returns, and will not independently act with respect to tax audits or tax litigation affecting the Company, unless the prior written consent of the Tax Matters Member has been obtained.

(d)      The Tax Matters Member may in its sole discretion cause the Company to make all elections not otherwise expressly provided for in this Agreement required or permitted to be made by the Company under the Code and any state, local or non-U.S. tax laws.

(e)      The obligations and covenants of the Members set forth in Sections 8.3(b) and 8.3(c) shall survive the Transfer or withdrawal by any Member of the whole or any portion of its Membership Interests, the death or legal disability of any Member, and the dissolution or termination of the Company.

8.4      PTP Qualifying Income.  The Company shall use its best efforts to avoid making any investment, executing any contract or otherwise undertaking any activity that would generate income which is not “qualifying income” (as such term is defined in section 7704(d) of the Code).

8.5      Code Section 83 Safe Harbor Election.

(a)      Class A Units.  The Class A Units are intended to constitute “profit interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43 and Internal Revenue Service Notice 2005-43.

(b)      Safe Harbor Election.  Notwithstanding Section 8.2, by executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider or a Person who provides services for the benefit of the Company (should such an election be applicable to a Person who provides services for the benefit of the Company) on or after the effective date of such Revenue Procedure (or any substantially similar Revenue Procedure or other guidance issued by the Internal Revenue Service).  For purposes of making such Safe Harbor election, Blackstone is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by Blackstone constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice.  The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the Notice (and any substantially similar Revenue Procedure or other guidance issued by the Internal Revenue Service) with respect to all Membership Interests transferred in connection with the performance of services while the election remains effective, including the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each Safe Harbor Membership Interest issued by the Company in a manner consistent with the requirements of the Notice (and any substantially similar Revenue Procedure or other guidance issued by the Internal Revenue Service).

(c)      Certain Amendments.  Each Member authorizes the Board to amend Section 8.5(a) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred by the Company to a service provider in connection with services provided to the Company or for the benefit of the Company (should such an election be applicable to a person who provides services for the benefit of the Company) to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance, provided, that such amendment is not adverse to any Member (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to or for the benefit of the Company).

Article IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.1      Maintenance of Books.  The Company shall keep books and records of accounts (including a list of the names, addresses, Capital Contributions and Membership Interests of all Members) and shall keep minutes of the proceedings of its Board.  The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement and GAAP, except that the Capital Accounts of the Members shall be maintained in accordance with Section 4.2.  The accounting year of the Company shall be the Fiscal Year.

9.2      Rights of Members.  In addition to other rights provided by this Agreement or by applicable Law, each Member shall have the right, for a lawful purpose reasonably related to such Member’s interest in the Company as a Member in the Company, upon reasonable written demand containing a concise statement of such purposes and at such Member’s own expense:

(a)      promptly after becoming available, to obtain a copy of the Company’s federal, state and local income tax returns for each year;

(b)      to have furnished to such Member a current list of the name and last known business, residence or mailing address of each Member;

(c)      to have furnished to it a copy of this Agreement and the Certificate and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed;

(d)      true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and

(e)      to obtain such other information regarding the affairs of the Company as is just and reasonable and consistent with the stated purposes of the written demand.

9.3       Reports.  The Company shall provide each Member with the following financial statements and reports at the times indicated below:

(a)       Within one-hundred twenty (120) days after the end of such Fiscal Year, (i) a statement of operations, a statement of cash flows and a statement of Member’s capital for such Fiscal Year and (ii) a balance sheet as of the end of such Fiscal Year, in each case setting forth in comparative form the figures from the previous Fiscal Year, together with an auditor’s report thereon to the extent prepared by the Company.

(b)      annually within one-hundred twenty (120) days after the end of each Fiscal Year, a reserve report for the Company as of the last day of such Fiscal Year prepared by an independent petroleum engineering firm that sets forth with respect to the Company as a whole, proved reserves, future net revenues relating thereto and the discounted present value of such future net revenues, in accordance with the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act and Securities Exchange Act of 1934, as amended;

(c)       From time to time, the Company shall provide (or cause to be provided) to the Members any other financial or tax information regarding the Company reasonably requested by a Member (or its Affiliates and designees).

(d)      The Company shall cause to be furnished to each Member all information reasonably necessary or appropriate to file its respective tax reports within forty-five (45) days after the financial statements are required to be issued by the Company.

(e)      To the extent actually provided to the VCOC Investor (as defined in Annex A hereto) not already provided pursuant to this Section 9.3, copies of all financial statements or other reports referred to in clauses (ii), (iii) and (iv) of the letter agreement attached as Annex A hereto.

Article X

DISSOLUTION, LIQUIDATION, AND TERMINATION

10.1     Dissolution.  Subject to the provisions of Section 10.2 and any applicable Laws, the Company shall wind up its affairs and dissolve only on the first to occur of the following (each a “Dissolution Event”):

(a)      approval of dissolution pursuant to Section 6.3;

(b)      the consummation of a direct or indirect sale of all or substantially all of the assets of the Company; or

(c)      entry of a decree of judicial dissolution of the Company in accordance with the Act.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been liquidated and the assets distributed as provided in Section 10.2 and the Certificate has been canceled.

10.2     Liquidation and Termination.  In connection with the winding up and dissolution of the Company, Blackstone shall act as a liquidator (“Liquidator”), unless the Board otherwise determines by Majority Consent.  The Liquidator shall proceed diligently to wind up the affairs of the Company in an orderly manner and make final distributions as provided herein and in the Act.  The Liquidator shall use commercially reasonable efforts to complete the liquidation of the Company within two (2) years after an applicable Dissolution Event; provided, that such period may be extended for up to two (2) additional one-year periods by the Board upon Majority Consent.  The costs of liquidation shall be borne as a Company expense (including the costs and expenses of the Liquidator, in its capacity as such).  Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Members.  The steps to be accomplished by the Liquidator are as follows:

(a)      as promptly as possible after approval of the winding up and dissolution of the Company and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the winding up and dissolution is approved or the final liquidation is completed, as applicable;

(b)      the Liquidator shall cause any notices required by applicable Law to be sent to each known creditor of and claimant against the Company in the manner described by applicable Law;

(c)      upon approval of the winding up and dissolution of the Company, the Liquidator shall, unless the Board otherwise determines by Majority Consent, be prohibited from distributing assets in kind and shall instead sell for cash the equity of the Company or the assets of the Company at the best price available.  The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof.  The Liquidator may sell all of the Company property, including to one (1) or more of the Members; provided, that any such sale to a Member must be made on an arm’s-length basis under terms which are in the best interest of the Company and approved by the Common Units Member.  If any assets are sold or otherwise liquidated for value, the Liquidator shall proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 10.2(c); and

(d)      subject to the terms and conditions of this Agreement any applicable Law (including the Act), the Liquidator shall distribute the assets of the Company in the following order of priority:

(i)      First, the Liquidator shall pay, satisfy or discharge from Company assets all of the debts, liabilities and obligations of the Company, or otherwise make adequate provision for payment, satisfaction and discharge thereof; provided, however, that such payments shall not include any Capital Contributions described in Article IV or any other obligations of the Members created by this Agreement; and

(ii)      Second, all remaining assets of the Company shall be distributed to the Members in accordance with Section 5.3(a).

(e)      All distributions to the Members pursuant to Section 10.2(d)(ii) above shall be in the form of cash, unless the Board otherwise determines by Majority Consent.

(f)      When the Liquidator has complied with the foregoing liquidation plan, the Liquidator (or the Board), on behalf of all Members, shall execute, acknowledge and cause to be filed a Certificate of Cancellation.

10.3     Provision for Contingent Claims.

(a)      The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and

(b)      If there are insufficient assets to both pay the creditors pursuant to Section 10.2 and to establish the provision contemplated by Section 10.3(a), subject to applicable Law, the claims shall be paid as provided for in accordance to their priority and, among claims of equal priority, ratably to the extent of assets therefor.

10.4     Deficit Capital Accounts.  Notwithstanding anything contained in this Agreement or any custom or rule of law to the contrary, no Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

10.5     Deemed Contribution and Distribution.  In the event the Company is “liquidated” within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.  Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all Company property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

Article XI

AMENDMENT OF THE AGREEMENT; OTHER TRANSACTIONS

11.1     Amendments to be Adopted by the Company.  Each Member agrees that an appropriate Manager or Officer of the Company, in accordance with and subject to the limitations contained in Article VI, may execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

(a)      a change in the name of the Company in accordance with this Agreement, the location of the principal place of business of the Company or the registered agent or office of the Company which has been approved by Majority Consent;

(b)      admission or substitution of Members whose admission or substitution has been made in accordance with this Agreement;

(c)      a change that the Board believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or that is necessary or advisable in the opinion of the Board to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; and

(d)      an amendment that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

11.2     Amendment Procedures.  Except as provided in Section 11.1 and Section 11.3, all amendments to this Agreement must be in writing and signed by the Common Units Member and, if required under Section 6.3(b), approved by the Board with Unanimous Consent.

11.3     Decisions Requiring Additional Consents. In addition to any other vote or consent of the Members required by applicable Law or this Agreement, the Company shall not, directly or indirectly (including through merger, consolidation, operation of Law or otherwise), do or agree to do, and shall not permit any of its Subsidiaries to do or agree to do, any of the following, without the consent of Members holding at least a majority of the Class A Units:

(a)      authorize or approve any amendment or modification to this Agreement that materially, disproportionately and adversely affects the Class A Units Members as a class;

(b)      amend or modify this Agreement (i) to increase the Capital Contribution obligation (or any liability) of a Class A Units Member, (ii) in any other manner that adversely affects any Class A Unit Member’s rights hereunder unless such amendment or modification applies equally to all Members, or (iii) in any other manner that adversely affects any Member’s rights as a Class A Unit Member (except as permitted by Section 11.3(h));

(c)      authorize or approve the issuance of any Class A Units or the increase or decrease in the number of authorized Class A Units;

(d)      amend or modify Section 2.4,  Section 3.3,  Section 3.6(c),  Section 3.7(e),  Section 3.8,  Section 6.2(c),  Section 6.14,  Section 9.2,  Section 9.3 or this Article XI;

(e)      purchase, or agree to purchase, any oil and gas assets outside of the Core Area or the Non-Core Area (which for the avoidance of doubt shall not include the receipt of any form of equity security in connection with any sale transaction effected by the Company);

(f)      approve the merger or consolidation of the Company with or into any other Person (or the exchange or conversion of securities with or into those of any other Person), unless the Class A Units Member would receive the same class of Equity Interests as the Common Units Member to the extent the Class A Units Member would be entitled to distributions pursuant to Section 5.3(a);

(g)      merge or consolidate the Company or any of its Subsidiaries with or into a “special purpose acquisition company,” “shell company,” “blank check company” or similar entity; or

(h)      issue any additional Equity Interests or accept any additional Capital Contributions (or other capital contributions) unless, in the good faith judgment of the Board, for valid business purposes consistent with the business of the Company and not with the intent to adversely affect the rights of the Class A Units Members or the Class A Units in any respect.

Article XII

MEMBERSHIP INTERESTS

12.1      Certificates.  Membership Interests will not be certificated unless otherwise approved by Majority Consent, and subject to the provisions set by Majority Consent, of the Board.

12.2      Registered Holders.  The Company shall be entitled to recognize the exclusive right of a Person registered on its books and records as the owner of the indicated Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

12.3      Security.  For purposes of providing for Transfer of, perfecting a Security Interest in, and other relevant matters related to, a Membership Interest, the Membership Interest will be deemed to be a “security” subject to the provisions of Articles 8 and 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the State of Delaware or any other relevant jurisdiction.

Article XIII

GENERAL PROVISIONS

13.1      Offset.  Whenever the Company is to pay any sum to any Member or any Member is to pay or contribute any sum to the Company, any amounts that a Member or the Company owes the other for which it is due or past due may be deducted from that sum before payment.

13.2      Entire Agreement.  This Agreement and the Management Services Agreement (along with any exhibits or schedules to such documents and any other agreement specifically referenced herein and therein) constitute the entire agreement and supersedes (a) all prior oral or written proposals, term sheets or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Members with respect to the subject matter hereof.  In the event of a conflict between the terms of this Agreement and the terms of the Management Services Agreement as between the Members hereto, the terms of this Agreement shall control, except for the confidentiality and non-use provisions of such agreements (in which event the terms of the Management Services Agreement shall control).

13.3     Waivers.  Neither action taken (including any investigation by or on behalf of any Party) nor inaction pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction.  A waiver by any Member of a particular right, including breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

13.4     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.

13.5     Governing Law; Severability.

(a)      THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)      In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or other Laws, the applicable provision of the Act or such other Laws, as the case may be, shall control.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by the Act or other Laws, as the case may be.

13.6     Further Assurances.  Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.  In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such reasonably necessary action.

13.7     Exercise of Certain Rights.  Except for rights expressly provided in this Agreement, no Member may maintain any action for partition of the property of the Company.  The Members agree not to maintain any action for dissolution and liquidation of the Company pursuant to Section 18-802 of the Act or any similar applicable statutory or common law dissolution right without Majority Consent.

13.8     Notice to Members of Provisions of this Agreement.  By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement.  Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.

13.9     Counterparts.  This Agreement may be executed in multiple counterparts and delivered by facsimile or portable document format, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

13.10   Books and Records.  The Officers of the Company shall keep correct and complete books and records of account, including the names and addresses of all Members and the number and class of the interest held by each at its registered office or principal place of business, or at the office of its transfer agent or registrar.

13.11   Information.

(a)      The Members acknowledge that they and their respective appointed Managers shall receive information from or regarding the Company and its Subsidiaries in the nature of trade secrets or that otherwise is confidential information or proprietary information (as further defined below in this Section 13.11(a), “Confidential Information”), the release of which would be damaging to the Company or Persons with which the Company conducts business.  Each Member shall hold in strict confidence, and shall require that such Member’s appointed Managers hold in strict confidence, any Confidential Information that such Member or such Member’s appointed Managers receives, and each Member shall not, and each Member shall require that such Member’s appointed Managers agree not to, disclose such Confidential Information to any Person other than another Member, Manager or officer of the Company, or use such information for any purpose other than to evaluate, analyze, and keep apprised of the Company’s assets and its interest therein, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), provided, that, if permitted by applicable Laws, a Member or Manager must notify the Company promptly of any disclosure of Confidential Information which is required by Law, and any such disclosure of Confidential Information shall be to the minimum extent required by Law, (ii) to (A) Affiliates, partners, stockholders, investors, directors, officers, employees, agents, attorneys, consultants, lenders, professional advisers or representatives of the Member or Manager or their respective Affiliates, in each case who have a reasonable need to know such Confidential Information or (B) solely in connection with disclosures of a general nature regarding general financial and operational information, return on investment and similar information to partners (including limited partners), members, partners, stockholders or investors of the Member and its Affiliates (provided, that in each case such Member or Manager shall be responsible for assuring such Affiliates’, partners’, members’, stockholders’, investors’, directors’, officers’, employees’, agents’, attorneys’, consultants’, lenders’, professional advisers’ and representatives’ compliance with the terms hereof (and such Member or Manager, as applicable, shall be liable for any non-compliance by such Persons as if such Persons were bound as  a party hereto), except to the extent any such Person who is not an Affiliate, partner, member, stockholder, director, officer or employee has agreed in writing addressed to the Company to be bound by customary undertakings with respect to confidential and proprietary information substantially similar to this Section 13.11(a)), (iii) to Persons to which that Member’s Membership Interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by customary confidentiality and non-use undertakings substantially similar to this Section 13.11(a), (iv) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained such information without breach of any obligation of confidentiality to the Company, another Member, Manager or any of their Affiliates, (v) of information obtained prior to the formation of the Company, provided, that this clause (v) shall not relieve any Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any existing confidentiality agreement, (vi) that have been or become independently developed by a Member, a Manager or its Affiliates or on their behalf without using any of the Confidential Information, (vii) that are or become generally available to the public (other than as a result of a prohibited disclosure by such Member or Manager or its representatives), (viii) in connection with any proposed Transfer of all or part of a Membership Interest of a Member, or of working interests or other assets of such Member, or the proposed sale of all or substantially all of a Member or its direct or indirect parent or the proposed debt or equity financing of a Member or its direct or indirect parent, to Persons to which such interest may be directly or indirectly transferred or which may provide such debt or equity financing (and their respective advisors or representatives), but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 13.11(a) (unless, in the case of advisors or representatives, such Persons are otherwise bound by a duty of non-disclosure and non-use with respect to confidential and proprietary information), (ix) to Third Parties to the extent necessary for a person to provide services under the Management Services Agreement or as operator of any of the Company’s assets, as applicable, or (x) to the extent the Company shall have consented to such disclosure in writing.  The Members agree that breach of the provisions of this Section 13.11(a) by such Member or such Member’s appointed Managers would cause irreparable injury to the Company for which monetary damages (or other remedy at Law) would be inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member or Manager to comply with such provisions and (ii) the uniqueness of the Company’s business and the confidential nature of the Confidential Information.  Accordingly, the Members agree that the provisions of this Section 13.11(a) may be enforced by the Company (or any Member on behalf of the Company) by temporary or permanent injunction (without the need to post bond or other security therefor), specific performance or other equitable remedy and by any other rights or remedies that may be available at law or in equity.  The term “Confidential Information” shall include any information pertaining to the identity of the Members and the Company’s (or its Subsidiaries’, if any) business which is not available to the public, whether written, oral, electronic, visual form or in any other media, including such information that is proprietary, confidential or concerning the Company’s (or its Subsidiaries’, if any) ownership and operation of assets or related matters, including any actual or proposed operations or development project or strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records.

(b)      The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including for complying with various federal and state Laws.  Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with federal or state Laws within a reasonable amount of time from the date such Member receives such request; provided, however, that, except as required by applicable Law, no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information of such Member or its Affiliates.

(c)      The Members acknowledge and agree that none of the Members nor the Company shall furnish or otherwise provide a copy of this Agreement (or any part hereof) to any Person (other than the Members and their respective Affiliates, representative(s) and adviser(s)), unless (i) otherwise agreed in writing by the Members, (ii) required by applicable Laws (and if required by applicable Laws, a copy of the applicable portions of this Agreement shall be furnished only to the extent necessary to comply with such applicable Laws) and (iii) in compliance with clauses (i) – (x) of Section 13.11(a), as if this Agreement were Confidential Information.

(d)      No Class A Units Member shall be entitled to obtain any information relating to the Company except as expressly provided in this Agreement or to the extent required by Law; and to the extent a Class A Units Member is so entitled to such information, such Class A Units Member shall be subject to the provisions of this Section 13.11. Except as expressly provided in this Agreement, no Class A Units Member shall be entitled to obtain any information relating to the Company described in Section 18-305 of the Act.

13.12   Liability to Third Parties.  Except as required by applicable Law or as otherwise expressly provided herein, no Member shall be liable to any Person (including any Third Party, the Company or to another Member) (a) as the result of any act or omission of another Member or (b) for Company losses, liabilities or obligations (except as otherwise expressly agreed to in writing by such Member or as a result of such Member having made available to the Company, for its proportionate share equal to its Membership Interest, such Member’s insurance program (commercial, self-funded, self-insured or other similar programs)).

13.13   No Third Party Beneficiaries.  Except as set forth in Section 7.1 (with respect to Indemnitees) and Section 13.17, the provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to Article VII, the indemnified Persons described therein.  Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person or Governmental Authority, including (a) any Person or Governmental Authority to whom any debts, liabilities or obligations are owed by the Company or any Member, or (b) any liquidator, trustee or creditor acting on behalf of the Company, and no such creditor or any other Person or Governmental Authority shall have any rights under this Agreement, including rights with respect to enforcing the payment of Capital Contributions.

13.14   Notices.  Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement shall be in writing and sent to the address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice:

(a)      if to the Company:

c/o Blackstone Management Partners L.L.C.
345 Park Avenue, 31st Floor
New York, NY 10154
Attention:  Angelo Acconcia
Facsimile:  (212) 201-2874

with a copy to (which shall not constitute notice):

Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attn: Antonio R. Sanchez, III

Email:  Tony@sanchezog.com

Kirkland & Ellis LLP
600 Travis Street, Suite 2400
Houston, Texas 77002
Attention:        Andrew Calder, P.C.
                        Rhett Van Syoc
Facsimile:       (713) 835-3601
Email:             andrew.calder@kirkland.com
                        rhett.vansyoc@kirkland.com

(b)      if to the Members, to each of the Members listed on Exhibit A at the address set forth therein.

Each such notice or other communication shall be sent by personal delivery, by registered or certified mail (return receipt requested), by national, reputable courier service (such as Federal Express or United Parcel Service) or by facsimile or electronic mail.

13.15   Disputes.

(a)      Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS.  EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS.  EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES,

GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS.  A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.  IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)      Waiver of Jury Trial.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP; THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT; AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.16   Expenses.  The Company will promptly reimburse each of the Class A Units Members and Common Units Member for all reasonable costs and expenses incurred by or on behalf of such Members (including the fees and expenses of attorneys, consultants, accountants, and other advisors, travel costs and miscellaneous expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and any other document or agreement referred to herein or therein not to exceed $25,000 in the aggregate for the Class A Units Members.

13.17   No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members (each, but excluding for the avoidance of doubt, the Members, a “Member Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Member Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Member Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.    Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Each Member Affiliate is expressly intended as a third-party beneficiary of this Section 13.17.

13.18   Adjustments for Unit Splits.  Wherever in this Agreement there is a reference to a specific number of Common Units, Class A Units or other units of any class or series of Membership Interests (“Units”), or a price per Unit, or consideration received in respect of such Unit, then, upon the occurrence of any subdivision, combination or distribution of such class or series of Membership Interests, the specific number of Units so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding Units of such class or series of Membership Interests by such subdivision, combination or distribution.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the Effective Date.

THE COMPANY:

GAVILAN RESOURCES HOLDCO, LLC

By:	/s/ Angelo Acconcia
Name: Angelo Acconcia
Title: President

[Signature page to Gavilan Resources HoldCo, LLC Agreement]

CLASS A UNITS MEMBER:

SN COMANCHE MANAGER, LLC

By:	/s/ Antonio R. Sanchez, III
Name: Antonio R. Sanchez, III
Title: Chief Executive Officer

[Signature page to Gavilan Resources HoldCo, LLC Agreement]

COMMON UNITS MEMBER:

GAVILAN RESOURCES HOLDINGS, LLC

By:	/s/ Angelo Acconcia
Name: Angelo Acconcia
Title: President

[Signature page to Gavilan Resources HoldCo, LLC Agreement]

Exhibit A

Ownership Information
(as of March 1, 2017)

Common Units

Name and Address of Common Units Member	Common Units
Gavilan Resources Holdings, LLC Attn: Angelo Acconcia c/o The Blackstone Group 345 Park Avenue, 31st Floor New York, NY 10154 Attention: Angelo Acconcia Facsimile: (212) 201-2874	800,000
Total Common Units Member Common Unit:	800,000

Class A Units

Name and Address of Class A Units Members	Class A Units
SN Comanche Manager, LLC 1000 Main Street, Suite 3000 Houston, TX 77002 Attn: Antonio R. Sanchez, III Email: Tony@sanchezog.com	100
Total Class A Units Issued:	100

Exhibit B

Initial Capital Contributions
(as of March 1, 2017)

Common Units Member: $800,000,000.00

Schedule 6.2

Initial Board of Managers

Managers

Angelo Acconcia

Gary Levin

Chris Placca

Manager Alternate:

Schedule 6.8

Initial Officers

Chief Executive Officer:	David E. Roberts Jr.
President:	Angelo Acconia
Vice President:	Gary Levin
Vice President:	Christopher Placca
Vice President:	Jun Hyung Lee

Annex A

VCOC LETTER

[Company Name]

[Date]

[VCOC Partnership]
[Address]

Dear Sir/Madam:

Reference is made to the Limited Liability Company Agreement by and among [_______], LLC (the “Company”), [Name of the VCOC Partnership] (the “VCOC Investor”) and the other parties thereto, dated as of [*], 2016 (the “LLC Agreement”).

The Company hereby agrees that for so long as the VCOC Investor, directly or through one (1) or more subsidiaries, continues to hold any Common Units (or other securities of the Company into which such Common Units may be converted or for which such Common Units may be exchanged), without limitation or prejudice of any the rights provided to the VCOC Investor under the LLC Agreement, the Company shall:

•Provide the VCOC Investor or its designated representative with:

(i)        the right to visit and inspect any of the offices and properties of the Company and its subsidiaries during normal business hours at the VCOC Investor’s expense (and subject to, in the case of the Company’s oil and gas properties, (a) the execution of an access agreement reasonably satisfactory to the Company and (b) if the property is not operated by the Company or an affiliate, subject to approval of the operator of the property) and inspect and copy the books and records of the Company and its subsidiaries, at such times as the VCOC Investor shall reasonably request;

(ii)       as soon as available and in any event within sixty (60) days after the end of each of the first (1st) three (3) quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii)      as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(iv)      to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, actually prepared by the Company as soon as available; and

(v)       copies of all materials provided to the Company’s Board at the same time as provided to the directors of the Company and if requested, copies of all materials provided to the board of directors of the Company’s subsidiaries.

•Make appropriate officers and directors of the Company, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its subsidiaries, including, without limitation, significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;

•

To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or formation or other organizational documents of the Company or any of its subsidiaries, and to provide the VCOC Investor or its designated representative with the right to consult with the Company and its subsidiaries with respect to such actions; and

•

Provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”).

The Company agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided, that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor or any of the other purchasers transfers all or any portion of their investment in the Company to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights with respect to the Company afforded to the VCOC Investor  hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[COMPANY]

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

[VCOC PARTNERSHIP]

By:
Name:
Title: